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Bristol-Myers Squibb Company

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March 24, 2008

NOTICE OF 2008 ANNUAL MEETING AND PROXY STATEMENT TUESDAY, MAY 6, 2008 AT 10:00 A.M. DEVENS COMMON CENTER 31 ANDREWS PARKWAY DEVENS MASSACHUSETTS

DEAR FELLOW STOCKHOLDER:

You are cordially invited to attend the Annual Meeting of Stockholders of Bristol-Myers Squibb Company at the Devens Common Center, 31 Andrews Parkway, Devens, Massachusetts, on Tuesday, May 6, 2008, at 10:00 a.m.

This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be transacted at the meeting and provides other information about the company that you should know when you vote your shares.

The principal business of the Annual Meeting will be the election of directors, the ratification of the appointment of an independent registered public accounting firm and the consideration of one stockholder proposal. We will also review the status of the company’s business at the meeting.

James D. Robinson III will retire from the Board of Directors at this Annual Meeting pursuant to our mandatory retirement age policy. We thank him for his dedicated service to Bristol-Myers Squibb and wish him well. We also welcome Alan J. Lacy and Togo D. West, Jr. to the Board.

Last year, over 87% of the outstanding shares were represented at the Annual Meeting. It is important that your shares be represented whether or not you attend the meeting. Registered stockholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services appear in the Proxy Statement. If you are receiving a hard copy of the proxy materials, you can also vote your shares by marking your votes on the proxy card, signing and dating it and mailing it promptly using the envelope provided. Proxy votes are tabulated by an independent agent and reported at the Annual Meeting. The tabulating agent maintains the confidentiality of the proxies throughout the voting process.

Please follow the instructions in the Proxy Statement on how to attend the Annual Meeting. Admission to the Annual Meeting will be by ticket only. Please bring photo identification.

We have provided space on the proxy card for comments from our registered stockholders. We urge you to use it to let us know your feelings about the company or to bring a particular matter to our attention. If you hold your shares through an intermediary or received the proxy materials electronically, please feel free to write directly to us.

JAMES M. CORNELIUS Chairman of the Board and Chief Executive Officer

345 Park Avenue

New York, New York 10154-0037

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders will be held at the Devens Common Center, 31 Andrews Parkway, Devens, Massachusetts, on Tuesday, May 6, 2008, at 10:00 a.m. for the following purposes as set forth in the accompanying Proxy Statement:

•	to elect ten directors to the Board of Directors, each for a term of one year;

•	to ratify the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2008;

•	to consider one stockholder proposal, if presented at the meeting; and

•	to transact such other business as may properly come before the meeting or any adjournments thereof.

Holders of record of our common and preferred stock at the close of business on March 10, 2008, will be entitled to vote at the meeting.

By Order of the Board of Directors

SANDRA LEUNG

Senior Vice President, General Counsel and Secretary

Dated: March 24, 2008

YOUR VOTE IS IMPORTANT

Regardless of the number of shares you own, your vote is important. If you do not attend the Annual Meeting to vote in person, your vote will not be counted unless a proxy representing your shares is presented at the meeting. To ensure that your shares will be voted at the meeting, please vote in one of these ways:

(1)	GO TO WWW.PROXYVOTE.COM and vote via the Internet;

(2)	CALL THE TOLL-FREE TELEPHONE NUMBER (800) 690-6903 (this call is toll-free in the United States); or

(3)	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

If you do attend the Annual Meeting, you may revoke your proxy and vote by ballot.

PROXY STATEMENT

DIRECTIONS TO THE DEVENS COMMON CENTER	Inside Back Cover

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

This Proxy Statement is being delivered to all stockholders of record as of the close of business on March 10, 2008 in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Stockholders on May 6, 2008. Although the Annual Report and Proxy Statement are being delivered together, the Annual Report should not be deemed to be part of the Proxy Statement.

What is “Notice and Access” and how does it affect me?

The SEC has adopted a “Notice and Access” model which permits us to provide proxy materials to our stockholders electronically by posting the proxy materials on a publicly accessible website. Delivering proxy materials electronically will save us money by reducing printing and mailing costs. Accordingly, we have decided that all stockholders who hold fewer than 1,000 shares of our common and preferred stock will receive a “Notice of Internet Availability of Proxy Materials.” This Notice will provide instructions on how to access our proxy materials online and, if you prefer receiving a paper copy of the proxy materials, how you can request one. Employees and pension plan participants who have given consent to receive materials electronically will receive a link to access our proxy materials by email. If you hold 1,000 or more shares and have not previously elected to receive materials electronically or if you are a pension plan participant who did not provide consent to receive materials electronically, you will be mailed a paper copy of the proxy materials. We encourage all of our stockholders who currently receive paper copies of the proxy materials to elect to view future proxy materials electronically if they have Internet access. You can do so by following the instructions when you vote your shares online or, if you are a beneficial holder, by asking your bank, broker or other holder of record how to receive proxy materials electronically.

What is “householding” and how does it work?

“Householding” is a procedure we adopted whereby stockholders of record who have the same last name and address and who receive the proxy materials by mail will receive only one copy of the proxy materials unless we have received contrary instructions from one or more of the stockholders. This procedure reduces printing and mailing costs. If you wish to receive a separate copy of the proxy materials, now or in the future, at the same address, or if you are currently receiving multiple copies of the proxy materials at the same address and wish to receive a single copy, you may contact us by writing to Stockholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154 or by calling us at (212) 546-3309.

If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record), the bank, broker or other holder of record may deliver only one copy of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, to stockholders who have the same address unless the bank, broker or other holder of record has received contrary instructions from one or more of the stockholders. If you wish to receive a separate copy of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, now or in the future, you may contact us at the address or phone number above and we will promptly deliver a separate copy. Beneficial owners sharing an address who are currently receiving multiple copies of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, and wish to receive a single copy in the future, should contact their bank, broker or other holder of record to request that only a single copy be delivered to all stockholders at the shared address in the future.

Who can attend the Annual Meeting?

Only stockholders of Bristol-Myers Squibb as of the record date, March 10, 2008, their authorized representatives and guests of Bristol-Myers Squibb may attend the Annual Meeting. Admission will be by ticket only. A form of government-issued photograph identification will be required to enter the meeting. Large bags, backpacks, briefcases, cameras, recording equipment and other electronic devices will not be permitted in the meeting, and attendees will be subject to security inspections. The Devens Common Center is wheelchair accessible. We will provide, upon request, wireless headsets for hearing amplification.

How do I receive an admission ticket?

If you are a registered stockholder (your shares are held in your name) and plan to attend the meeting, you should bring either the Notice of Internet Availability of Proxy Materials or the top portion of the proxy card, both of which will serve as your admission ticket.

If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record) and plan to attend the meeting, you can obtain an admission ticket in advance by writing to Stockholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154. Please be sure to enclose proof of ownership, such as a bank or brokerage account statement. Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the Annual Meeting.

We may also issue tickets to other individuals at our discretion.

Who is entitled to vote?

All holders of record of our $0.10 par value common stock and $2.00 convertible preferred stock at the close of business on March 10, 2008 will be entitled to vote at the 2008 Annual Meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

How do I vote if I am a registered stockholder?

Proxies are solicited to give all stockholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting in person. If you are a registered holder, you can vote your shares by proxy in one of the following manners:

(i)	via Internet at www.proxyvote.com;

(ii)	by telephone at (800) 690-6903;

(iii)	by mail, if you received a paper copy of the proxy materials; or

(iv)	in person at the Annual Meeting.

Choosing to vote via the Internet or calling the toll-free number listed above will save us expense. In order to vote online or via telephone, have the voting form in hand and either call the number or go to the website and follow the instructions. If you vote via the Internet or by telephone, please do not return a signed proxy card.

If you received a paper copy of the proxy materials and choose to vote by mail, mark your proxy card enclosed with the Proxy Statement, date and sign it, and mail it in the postage-paid envelope.

If you wish to vote in person, you can vote your shares in person at the Annual Meeting.

How do I specify how I want my shares voted?

If you are a registered stockholder, you can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. The individuals named as proxies on the proxy card will vote your shares in accordance with your instructions. Please review the voting instructions and read the entire text of the proposals and the positions of the Board of Directors in the Proxy Statement prior to marking your vote.

If your proxy card is signed and returned without specifying a vote or an abstention on a proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

How do I vote if I am a beneficial stockholder?

If you are a beneficial stockholder, you have the right to direct your broker or nominee on how to vote the shares. You should complete a voting instruction card which your broker or nominee is obligated to provide you. If you wish to vote in person at the meeting, you must first obtain from the record holder a proxy issued in your name.

Under the rules of the New York Stock Exchange (NYSE), brokers that have not received voting instructions from their customers ten days prior to the meeting date may vote their customers’ shares in the brokers’ discretion on the proposals regarding routine matters, which in most cases includes the election of directors and the ratification of the appointment of the independent registered public accounting firm.

Under NYSE rules, the approval of any stockholder proposals are considered “non-discretionary” items, which means that your broker cannot vote your shares on these proposals.

What items will be voted upon at the Annual Meeting?

At the Annual Meeting, the following items will be voted upon:

(i)	the election of ten directors to the Board, each for a term of one year;

(ii)	the ratification of the appointment of our independent registered public accounting firm; and

(iii)	one stockholder proposal, if presented at the meeting.

We do not know of any other matter that may be brought before the meeting. However, if other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

What are the Board of Directors’ voting recommendations?

For the reasons set forth in more detail later in the Proxy Statement, our Board of Directors recommends a vote FOR the election of each director, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2008 and AGAINST the stockholder proposal.

How many votes are needed to have the proposals pass?

A majority of votes cast at the meeting is required to elect each director. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director (abstentions and broker non-votes will not be counted as a vote cast with respect to that director) in order for the director to be elected.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter is required for the ratification of the appointment of our independent registered public accounting firm and the adoption of the stockholder proposal. In determining whether a proposal has received the requisite number of affirmative votes, abstentions will not be counted and will have the same effect as a vote against the proposal. Broker non-votes will not be counted as shares present and entitled to vote and will have no effect on the outcome of the vote on any particular proposal.

How are the votes counted?

In accordance with the laws of Delaware, our Restated Certificate of Incorporation and our Bylaws, for all matters being submitted to a vote of stockholders, only proxies and ballots that indicate votes “FOR,” “AGAINST” or “ABSTAIN” on the proposals or that provide the designated proxies with the right to vote in their judgment and discretion on the proposals are counted to determine the number of shares present and entitled to vote. Broker non-votes are not counted as shares present and entitled to vote but will be counted for purposes of determining quorum (whether enough votes are present to hold the Annual Meeting).

Can I change my vote after I return the proxy card, or after voting by telephone or electronically?

If you are a stockholder of record, you can revoke your proxy at any time before it is voted at the meeting by taking one of the following three actions:

(i)	by giving timely written notice of the revocation to the Secretary of Bristol-Myers Squibb;

(ii)	by casting a new vote by telephone or by the Internet; or

(iii)	by voting in person at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How do I designate my proxy?

If you wish to give your proxy to someone other than the Directors’ Proxy Committee, you may do so by crossing out the names of all three Proxy Committee members appearing on the proxy card and inserting the name of another person. The signed card must be presented at the meeting by the person you have designated on the proxy card.

Who counts the votes?

An independent agent tabulates the proxies and the votes cast at the meeting. In addition, independent inspectors of election certify the results of the vote tabulation.

Is my vote confidential?

Yes, any information that identifies a stockholder or the particular vote of a stockholder is kept confidential.

Who will pay for the costs involved in the solicitation of proxies?

We will pay all costs of preparing, assembling, printing and distributing the proxy materials. We have retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies for a fee of $25,000, plus reasonable out-of-pocket expenses. We may solicit proxies on behalf of the Board of Directors through the mail, in person, and by telecommunications. We will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred for forwarding solicitation material to beneficial owners of stock.

CORPORATE GOVERNANCE AND BOARD MATTERS

Our business is managed under the direction of our Board of Directors pursuant to the Delaware General Corporation Law and our Bylaws. The Board has responsibility for establishing broad corporate policies and for the overall performance of our company. It is not, however, involved in operating details on a day-to-day basis. The Board is kept advised of company business through regular written reports and analyses and discussions with the Chairman and CEO and other officers of Bristol-Myers Squibb, by reviewing materials provided to them and by participating in Board and Board Committee meetings.

The Board of Directors has adopted Corporate Governance Guidelines that govern its operation and that of its Committees. From time to time, our Board revises the Corporate Governance Guidelines in response to changing regulatory requirements, evolving best practices and the concerns of our stockholders and other constituents. The Corporate Governance Guidelines may be viewed on our website at www.bms.com.

The Committee on Directors and Corporate Governance continually reviews corporate governance issues. Listed below are some of the significant corporate governance initiatives we have adopted:

Director Elections

•      Our directors must be annually elected by our stockholders.

•      Our directors must receive a majority of the votes cast in uncontested elections to be elected.

•      We have a director resignation policy that requires a current director to tender his or her resignation to the Board if such director does not receive a majority of the votes cast. The Committee on Directors and Corporate Governance will recommend to the full Board whether to accept the resignation or whether to take other action.

Political Contributions

•      Beginning in 2008, we have agreed to disclose the political expenditures made by trade associations to which we give $100,000 or more in dues or other payments.

•      We currently disclose on a semi-annual basis all political contributions to political committees, parties or candidates on both state and federal levels that are made by our company or our employee political action committee. Such disclosure may be viewed on our website.

•      Our Committee on Directors and Corporate Governance provides oversight of our political contributions and annually reviews our political contribution policy.

Poison Pills

•      All stockholder rights plans (poison pills) must be approved by a minimum of two-thirds of the Board.

•      All poison pills must expire one year after Board adoption unless approved by our stockholders.

Supermajority Provisions

•      We eliminated all of our supermajority voting provisions in our Restated Certificate of Incorporation, except for the requirement that a supermajority vote is needed to eliminate the annual election of directors and return to a classified Board structure.

•      Our Bylaws do not contain any supermajority voting provisions.

Related Party Transactions

•      We have adopted related party transaction policies and procedures that require the Committee on Directors and Corporate Governance to review and approve related party transactions. These policies and procedures are described in greater detail beginning on page 14 of this Proxy Statement.

In addition, our Compensation and Management Development Committee regularly reviews compensation issues and recommends adoption of policies and procedures that strengthen our compensation practices. The Compensation Discussion and Analysis beginning on page 20 discusses many of these policies and procedures.

Board’s Role in Strategic Planning

Our Board meets regularly to discuss the strategic direction and the issues and opportunities facing our company in light of trends and developments in the biopharmaceutical industry. Each year, typically during the second quarter, the Board holds an extensive meeting with senior management dedicated to discussing and reviewing our long-term operating plans and overall corporate strategy. Throughout the year, our Board provides guidance to management regarding our strategy and helps to refine our operating plans to effectuate our strategy. Our Board has been instrumental in determining our strategy to combine the best of biotechnology with pharmaceuticals to become a best-in-class next generation biopharmaceutical company characterized by an agile and entrepreneurial culture. The Board is overseeing the implementation of our Productivity Transformation Initiative, which is central to our strategy. In addition, each of our four standing Board committees (the Audit Committee, the Compensation and Management Development Committee, the Committee on Directors and Corporate Governance and the Science and Technology Committee), regularly meet to discuss the long-term objectives relating to the committee’s areas of responsibility and oversight.

Director Independence

It is the policy of our Board that a substantial majority of its members be independent from management and the Board has adopted independence standards that meet, and in some areas exceed, the listing standards of the New York Stock Exchange. In accordance with our Corporate Governance Guidelines, our Board undertook its annual review of director independence. Our Board considered any and all commercial and charitable relationships of directors, including transactions and relationships between each director or any member of his or her immediate family and Bristol-Myers Squibb and its subsidiaries, which are described more fully below. Following the review, our Board determined, by applying the independence standards contained in the Corporate Governance Guidelines which are attached to this Proxy Statement as Annex A, that each of our directors and each director nominee for election at this Annual Meeting is independent of Bristol-Myers Squibb and its management in that none has a direct or indirect material relationship with our company, except for James M. Cornelius. Mr. Cornelius is not considered an independent director because of his employment as Chief Executive Officer of our company.

The independent directors are Lewis B. Campbell, Louis J. Freeh, Laurie H. Glimcher, M.D., Michael Grobstein, Leif Johansson, Alan J. Lacy, James D. Robinson III, Vicki L. Sato, Ph.D., Togo D. West, Jr. and R. Sanders Williams, M.D. In determining that each director is independent (with the exception of Mr. Cornelius), the Board considered the following relationships under our categorical standards (see Annex A).

•

Messrs. Campbell, Johansson, Robinson and West, and Drs. Glimcher, Sato and Williams, or one of their immediate family members, are or formerly were directors, executive officers, employees or consultants of companies that made payment to, or received payment from, the company for property or services in an amount which did not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; and

•

Messrs. Campbell, Freeh, Grobstein, Johansson, Robinson and West, and Drs. Glimcher, Sato and Williams, are or formerly were directors, trustees or members of a charitable organization or non-profit organization to which the company, or the Bristol-Myers Squibb Foundation, made discretionary charitable contributions, which, in the aggregate, did not exceed the greater of $1 million or 2% of that organization’s consolidated gross revenues.

Lead Independent Director

On February 11, 2008, Mr. Robinson retired as our Chairman of the Board and the Board elected Mr. Cornelius to serve as both Chairman of the Board and Chief Executive Officer. The Board determined that it was appropriate to combine the roles of Chairman and Chief Executive Officer at this time to help guide the company through its transition to a next generation biopharmaceutical company. As a good corporate governance measure, the independent directors also elected Lewis B. Campbell, the current Chair of the Compensation and Management Development Committee, as the Lead Independent Director. The Lead Independent Director will be selected annually by the independent directors. The responsibilities of the Lead Independent Director are set forth in Annex B and include:

•	Presiding at all Board meetings when the Chairman and CEO is not present, including executive sessions of the independent directors;

•	Serving as the principal liaison and facilitator between the Chairman and CEO and the independent directors;

•	Approving the meeting agendas and the quality, quantity and timeliness of information sent to the Board;

•	Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	Having the authority to call meetings of the independent directors;

•	If requested by major shareholders, ensuring that he is available, when appropriate, for consultation and direct communication;

•	Providing feedback from executive sessions of the independent directors to the Chairman and CEO and other senior management; and

•	Such other duties as the Board may from time to time delegate.

Meetings of our Board

Our Board meets on a regularly scheduled basis during the year to review significant developments affecting Bristol-Myers Squibb and to act on matters requiring Board approval. It also holds special meetings when important matters require Board action between scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility. In 2007, the Board of Directors met fourteen times. The average aggregate attendance of directors at Board and committee meetings was over 95%. No director attended fewer than 75% of the aggregate number of Board and committee meetings during the period he or she served. In addition, our independent directors met in executive sessions six times during 2007 to discuss such topics as our independent directors determined, including the evaluation of the performance of the Chief Executive Officer. Mr. Robinson, serving as Chairman during these times, presided over these sessions.

Annual Meeting of Stockholders

Directors are strongly encouraged, but not required, to attend the Annual Meeting of Stockholders. In 2007, all of the 2007 nominees for director attended the Annual Meeting of Stockholders.

Committees of our Board

Our Bylaws specifically provide for an Audit Committee, Compensation and Management Development Committee and Committee on Directors and Corporate Governance, which are composed entirely of independent directors. Our Board of Directors has determined, in its judgment, that all members of the Audit Committee are financially literate and that, all members of the Audit Committee meet additional, heightened independence criteria applicable to directors serving on audit committees under the New York Stock Exchange listing standards. In addition, our Board had determined that Michael Grobstein and Alan J. Lacy each qualify as an “audit committee financial expert” under the applicable SEC rules. Our Bylaws also authorize the establishment of additional committees of the Board and, under this authorization, our Board of Directors has established the Science and Technology Committee. Our Board has appointed individuals from among its members to serve on these four committees and each committee operates under a written charter adopted by the Board, as amended from time to time. These charters are published on our website at www.bms.com. Each of these Board committees has the resources and authority appropriate to discharge its responsibilities, including the authority to retain consultants or experts to advise the committee.

On September 12, 2006, the Board established a CEO Search Committee that was chaired by Mr. Robinson and whose members included the chairs of the other four Board committees. On April 24, 2007, upon the election of Mr. Cornelius to serve as our Chief Executive Officer, the CEO Search Committee was dissolved.

The table below indicates the current members of the Board committees, the primary responsibilities of each committee and the number of meetings held in 2007:

Committee	Current Members	Primary Responsibilities	No. of Meetings
Audit	Michael Grobstein (Chair) Lewis B. Campbell Louis J. Freeh Laurie H. Glimcher, M.D. Leif Johansson Alan J. Lacy

•     overseeing and monitoring the quality of our accounting and auditing practices;

•     appointing, compensating and providing oversight of our independent registered public accounting firm for the purpose of preparing or issuing audit reports and related work regarding our financial statements and the effectiveness of our internal control over financial reporting;

•     assisting the Board in fulfilling its responsibilities for general oversight of (i) compliance with legal and regulatory requirements, (ii) the performance of our internal audit function and independent registered public accounting firm and (iii) business risk assessment and business risk management;

•     reviewing our disclosure controls and procedures, internal controls, periodic filings with the U.S. Securities and Exchange Commission (SEC), earnings releases and earnings guidance;

•     producing the required Audit Committee Report for inclusion in our Proxy Statement; and

•     overseeing investigations into complaints concerning financial or accounting matters.

			10
Compen- sation and Management Development	Lewis B. Campbell (Chair) Michael Grobstein Leif Johansson Vicki L. Sato, Ph.D. Togo D. West, Jr.	• reviewing, approving and reporting to our Board on our major compensation and benefits plans, policies and programs; • annually reviewing and approving corporate goals and objectives relevant to CEO compensation, evaluating the CEO’s performance in light of those goals and objectives and	11

recommending for approval by three-fourths of our independent directors the CEO’s compensation based on this evaluation;

•     reviewing and evaluating the performance of senior management; approving the compensation of executive officers and certain senior management;

•     overseeing our management development programs, performance assessment of senior executives and succession planning; and

•     reviewing and discussing with management the Compensation Discussion and Analysis and related disclosures required for inclusion in our Proxy Statement, recommending to the Board, whether the Compensation Discussion and Analysis should be included in our Proxy Statement, and producing the Compensation and Management Development Committee Report required for inclusion in our Proxy Statement.

Committee	Current Members	Primary Responsibilities	No. of Meetings
Directors and Corporate Governance	Louis J. Freeh (Chair) Lewis B. Campbell Laurie H. Glimcher, M.D. Togo D. West, Jr. R. Sanders Williams, M.D.

•      developing and recommending to our Board a set of Corporate Governance Guidelines and periodically reviewing such guidelines;

•      identifying and recommending corporate governance best practices;

•      reviewing and recommending annually to our Board of Directors the compensation of non-employee directors;

•      considering questions of potential conflicts of interest of directors and senior management, including approving related party transactions;

•      defining specific categorical standards for director independence;

•      considering matters of corporate social and public responsibility and matters of significance in areas related to corporate public affairs and our employees and stockholders;

•     identifying individuals qualified to become Board members and recommending that our Board select the director nominees for the next annual meeting of stockholders; and

•      overseeing our Board’s annual evaluation of its performance.

			3
Science and Technology	Laurie H. Glimcher, M.D. (Chair) James M. Cornelius Vicki L. Sato, Ph.D. R. Sanders Williams, M.D. Elliott Sigal, M.D., Ph.D.*	• reviewing and advising our Board on the strategic direction of our research and development (R&D) programs and our progress in achieving long-term R&D objectives; • reviewing and advising our Board on our internal and external investments in science and technology; and • identifying and discussing significant emerging trends and issues in science and technology and considering their potential impact on our company.	6

*	Dr. Sigal is our Chief Scientific Officer and President, Pharmaceutical Research and Development.

Compensation Committee Interlocks and Insider Participation

There were no Compensation and Management Development Committee interlocks or insider (employee) participation in 2007.

Criteria for Board Membership

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees for a position on our Board of Directors. Under these criteria, members of our Board should be persons of diverse backgrounds with broad experience in areas important to the operation of our company such as business, science, medicine, finance/accounting, law, education or government and should possess qualities reflecting integrity, independence, wisdom, an inquiring mind, vision, a proven record of accomplishment and an ability to work well with others. Each director must represent the interests of our stockholders.

Identification and Selection of Nominees for our Board

The Committee on Directors and Corporate Governance periodically assesses the appropriate size of our Board, and whether any vacancies on our Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee on Directors and Corporate Governance considers candidates for Board membership. Candidates may come to the attention of the Committee on Directors and Corporate Governance through current Board members, third-party search firms, management, stockholders or others. The Chair of the Committee on Directors and Corporate Governance, in consultation with the Chairman and CEO, conducts an initial evaluation of the prospective nominees against the established Board membership criteria discussed above. Additional information relevant to the qualifications of prospective nominees may be requested from third-party search firms, other directors, management or other sources. After this initial evaluation, prospective nominees may be interviewed by telephone or in person by the Chair of the Committee on Directors and Corporate Governance, the Chairman and CEO and other directors. After completing this evaluation and interview, the Committee on Directors and Corporate Governance makes a recommendation to the full Board as to the persons who should be nominated by our Board, and the full Board determines the nominees after considering the recommendation and any additional information it may deem appropriate.

Alan J. Lacy was initially identified as a potential candidate for election to our Board of Directors by Egon Zehnder International, a search firm retained by the Committee on Directors and Corporate Governance. Togo D. West, Jr. was initially identified as a potential candidate for election to our Board of Directors by Heidrick and Struggles International, Inc., a search firm retained by the Committee on Directors and Corporate Governance.

Stockholder Nominations for Director

The Committee on Directors and Corporate Governance considers and evaluates stockholder recommendations of nominees for election to our Board of Directors in the same manner as other director nominees. Stockholder recommendations must be accompanied by a comprehensive written resume of the recommended nominee’s business experience and background and a consent in writing signed by the recommended nominee that he or she is willing to be considered as a nominee and, if nominated and elected, he or she will serve as a director. Stockholders should send their written recommendations of nominees accompanied by the aforesaid documents to the principal executive offices of the company addressed to: Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Secretary.

ITEM 1—ELECTION OF DIRECTORS

Our Board of Directors has nominated ten current directors, Lewis B. Campbell, James M. Cornelius, Louis J. Freeh, Laurie H. Glimcher, M.D., Michael Grobstein, Leif Johansson, Alan J. Lacy, Vicki L. Sato, Ph. D., Togo D. West, Jr. and R. Sanders Williams, M.D., to serve as directors of Bristol-Myers Squibb. The directors will hold office from election until the 2009 Annual Meeting. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless our Board of Directors provides for a lesser number of directors.

A majority of the votes cast is required to elect directors. Any nominee for director who does not receive a majority of votes cast will tender his or her resignation as a director within 10 business days after the certification of the stockholder vote. The Committee on Directors and Corporate Governance, without participation by any director so tendering his or her resignation, will consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by any director so tendering his or her resignation, will act on the Committee’s recommendation at its next regularly scheduled meeting to be held within 60 days after the certification of the stockholder vote. We will promptly disclose the Board’s decision and the reasons for that decision in a broadly disseminated press release that will also be furnished to the Securities and Exchange Commission on Form 8-K.

Listed below is certain biographical information of each of the nominees for election including his or her principal occupation and other business affiliations.

Nominees for Directors

Director since 1998

LEWIS B. CAMPBELL

Chairman, President and Chief Executive Officer since February 1999 of Textron Inc., a multi-industry company serving the aircraft, industrial products and components and financial industries. Mr. Campbell is a member of The Business Council and The Business Roundtable where he serves on the Security Task Force and the International Trade and Investment Task Force. Age 61.

Director since 2005

JAMES M. CORNELIUS

Chairman and Chief Executive Officer of our company since February 11, 2008. Mr. Cornelius served as our Chief Executive Officer since September 12, 2006. From November 2005 through April 2006, Mr. Cornelius served as the Chairman of the Board and Chief Executive Officer (interim) of Guidant Corporation. He served as Guidant’s Non-Executive Chairman of the Board from 2000 until 2005. Mr. Cornelius is a Director of The DIRECTV Group and Given Imaging Ltd. Age 64.

Director since 2005

LOUIS J. FREEH

President, Freeh Group International Solutions, LLC, a consulting firm, and Managing Partner, Freeh Sullivan Sporkin, LLP, a law firm, since 2007. Mr. Freeh served as Vice Chairman, General Counsel, Corporate Secretary and Ethics Officer to MBNA Corporation, a bank holding company, from 2001 until its acquisition by Bank of America in January 2006. He served as FBI Director from 1993 to 2001 and previously as a U.S. District Judge, Assistant U.S. Attorney and FBI Special Agent. Mr. Freeh is a Director of Fannie Mae, a shareholder-owned company that operates in the secondary mortgage market. Mr. Freeh serves as a Consultant for Daimler AG, formerly DaimlerChrysler AG, and E. I. du Pont de Nemours and Company. Age 58.

Director since 1997

LAURIE H. GLIMCHER, M.D.

Irene Heinz Given Professor of Immunology at the Harvard School of Public Health and Professor of Medicine at Harvard Medical School since 1991. Dr. Glimcher is a Director of Waters Corporation. She is a Fellow of the American Academy of Arts and Sciences and a member of the National Academy of Sciences, the Institutes of Medicine of the National Academy of Sciences and the Irvington Institute Fellowship Committee. She sits on the Memorial Sloan-Kettering Cancer Center Board of Scientific Consultants and on the Scientific Advisory Boards of the Burroughs-Wellcome Fund, Center for Blood Research, Health Care Ventures, Inc., and Sandler Foundation Fund. Age 56.

Director since 2007

MICHAEL GROBSTEIN

Retired Vice Chairman of Ernst & Young LLP, an independent registered public accounting firm. Mr. Grobstein worked with Ernst & Young from 1964 to 1998, and was admitted as a partner in 1975. He served as a Vice Chairman-International Operations from 1993 to 1998, as Vice Chairman-Planning, Marketing and Industry Services from 1987 to 1993, and Vice Chairman-Accounting and Auditing Services from 1984 to 1987. He is a Director of Given Imaging Ltd. He serves on the Board of Trustees and Executive Committee of the Central Park Conservancy and on the Board of Directors of New Yorkers for Parks. Age 65.

Director since 1998

LEIF JOHANSSON

President of AB Volvo and Chief Executive Officer of the Volvo Group, a global commercial transport equipment group, since 1997. Between 1979 and 1997, Mr. Johansson held various executive positions in AB Electrolux, a world leader in appliances, including serving as CEO between 1994 and 1997. He is a Director of Svenska Cellulosa Aktiebolaget SCA, The Confederation of Swedish Enterprise, Royal Swedish Academy of Engineering Sciences, the Association of Swedish Engineering Industries, ACEA and ACEA Commercial Vehicles. He is also a member of the European Business Roundtable of Industrialists. Age 56.

Director since 2008

ALAN J. LACY

Senior Advisor to Oak Hill Capital Partners, L.P., a private equity investment firm, since 2007. From 1994 to 2006, he was employed by Sears, Roebuck and Co., a department store, and following its acquisition, Sears Holdings Corporation, a large broadline retailer. Mr. Lacy held executive level positions of increasing responsibility in finance and operations, including his service as Chief Executive Officer from 2000 to 2005. He also served as Vice Chairman from 2005 to 2006. He is a Director of The Western Union Company and serves on the advisory board of Fidelity Investments. He is also a Director of The Economic Club of Chicago and serves on the Board of Trustees of The Field Museum of Natural History and The National Parks Conservation Association. Age 54.

Director since 2006

VICKI L. SATO, PH.D.

Professor of management practice at the Harvard Business School and Professor of molecular and cell biology at Harvard University since July 2005. In 2006, Dr. Sato became Special Advisor to Atlas Venture, a global venture capital firm. Dr. Sato retired as President of Vertex Pharmaceuticals Incorporated, a global biotechnology company, where she was responsible for research and development, business and corporate development, commercial operations, legal, and finance in 2005. Dr. Sato also served as Chief Scientific Officer, Senior Vice President of Research and Development, and Chair of the Scientific Advisory Board at Vertex before being named President in 2000. She is a Director of PerkinElmer Corporation, Infinity Pharmaceuticals and Alnylam Pharmaceuticals. Age 59.

Director since 2008

TOGO D. WEST, JR.

Chairman of TLI Leadership Group, a strategic consulting firm, since 2006 and Chairman of Noblis, Inc., a nonprofit science, technology and strategy organization, since 2001. From 2004 to 2006, Secretary West was the Chief Executive Officer of, and then consultant to, the Joint Center for Political and Economic Studies, a nonprofit research and public policy institution. He served as Of Counsel to the Washington, D.C. based law firm of Covington & Burling from 2000 to 2004. Secretary West served as Secretary of the United States Department of Veteran Affairs from 1998 to 2000 and Secretary to the United States Army from 1993 to 1998. He is a Director of FuelCell Energy, Inc., Krispy Kreme Doughnuts and AbitibiBowater Inc. Age 65.

Director since 2006

R. SANDERS WILLIAMS, M.D.

Senior Vice Chancellor for Academic Affairs at Duke University Medical Center since 2007 and Dean of Duke University School of Medicine from 2001 to 2007. Dr. Williams joined the Duke faculty in 1980 as an assistant professor of medicine, physiology and cell biology. Dr. Williams is a Director of Laboratory Corporation of America, and is a Consultant to Phrixus, Inc. He has served recently on the Director’s Advisory Committee of the National Institutes of Health and the Board of External Advisors to the National Heart, Lung and Blood Institute. He is also a member of the Institute of Medicine of the National Academy of Sciences and a fellow of the American Association for the Advancement of Science. Age 59.

Communications with our Board of Directors

The Committee on Directors and Corporate Governance has created a process by which an interested party may communicate directly with our non-management directors. Any interested party wishing to contact a non-management director may do so in writing by sending a letter to:

[Name of Director]

c/o Corporate Secretary

Bristol-Myers Squibb Company

345 Park Avenue

New York, NY 10154

Any matter relating to our financial statements, accounting practices or internal controls should be addressed to the Chair of the Audit Committee. All other matters should be addressed to the Chair of the Committee on Directors and Corporate Governance. Our Corporate Secretary reviews all correspondence and regularly forwards to our Board a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of our Board or its committees, or that our Corporate Secretary otherwise determines requires Board attention. Directors may at any time review a log of the correspondence we receive that is addressed to members of the Board and request copies of any such correspondence.

Codes of Conduct

Our Board of Directors has adopted the Standards of Business Conduct and Ethics that sets forth important company policies and procedures in conducting our business in a legal, ethical and responsible manner. These standards are applicable to all of our employees, including the Chief Executive Officer, the Chief Financial Officer and the Controller. In addition, the Audit Committee has adopted the Code of Ethics for Senior Financial Officers that supplements the Standards of Business Conduct and Ethics by providing more specific requirements and guidance on certain topics. The Code of Ethics for Senior Financial Officers applies to the Chief Executive Officer, the Chief Financial Officer, the Controller, the Treasurer and the heads of major operating units. Our Board has also adopted the Code of Business Conduct and Ethics for Directors that applies to all directors and sets forth guidance with respect to recognizing and handling areas of ethical issues. The Standards of Business Conduct and Ethics, the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics for Directors are available on our website at www.bms.com. We will post any substantive amendments to, or waivers from, applicable provisions of our Standards of Business Conduct and Ethics, our Code of Ethics for Senior Financial Officers and our Code of Business Conduct and Ethics for Directors on our website at www.bms.com/aboutbms/corporate_governance/data/ within two days following the date of such amendment or waiver.

Employees are required to report any conduct they believe in good faith to be an actual or apparent violation of our Codes of Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters.

Related Party Transactions

The Board has adopted written policies and procedures for the review and approval of transactions involving the company and related parties, such as directors, executive officers and their immediate family members. The policy covers any transaction or series of transactions (an “interested transaction”) in which the amount involved exceeds $120,000, the company is a participant, and a related party has a direct or indirect material interest (other than solely as a result of being a director or less than 10 percent beneficial owner of another entity). All interested transactions are subject to approval or ratification in accordance with the following procedures:

•

Management will be responsible for determining whether a transaction is an interested transaction requiring review under this policy, in which case the transaction shall be disclosed to the Committee on Directors and Corporate Governance.

•

The Committee on Directors and Corporate Governance shall review the relevant facts and circumstances, including, among other things, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or ordinary circumstances and the related party’s interest in the transaction.

•

If it is impractical or undesirable to wait until a Committee meeting to consummate an interested transaction, the Chair of the Committee in consultation with the General Counsel may review and approve the transaction, which approval must be ratified by the Committee at its next meeting.

•	In the event the company becomes aware of an interested transaction that has not been approved, the Committee shall evaluate all options available to the company, including ratification, revision or termination of such transaction and take such course of action as the Committee deems appropriate under the circumstances.

•	No director shall participate in any discussion or approval of the interested transaction for which he or she is a related party.

•

If an interested transaction is ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the related party and shall review and assess such ongoing relationships on at least an annual basis.

•

Certain types of interested transactions are deemed to be pre-approved or ratified by the Committee, as applicable, including the employment of executive officers, director compensation, certain transactions with other companies or charitable contributions, transactions where all shareholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services.

The Committee on Directors and Corporate Governance has approved the following related party transactions in accordance with our policy and Bylaws:

•

As explained in greater detail on page 35, for security reasons, Mr. Cornelius is required to use non-commercial aircraft, including using non-commercial aircraft for personal flights. Mr. Cornelius has offered to reimburse us for his personal use of company aircraft. Federal Aviation Regulations, however, generally prohibit an executive from directly reimbursing a company for any personal use of company aircraft, unless the company and the executive have entered into a “time share” agreement. We, therefore, entered into an Aircraft Time Sharing Agreement with Mr. Cornelius on July 31, 2007, whereby Mr. Cornelius leases from us the company aircraft, crew and flight services for some of his personal flights. Under the Aircraft Time Sharing Agreement, Mr. Cornelius is permitted to reimburse us up to an amount equal to 200% of fuel costs plus specific trip related expenses. This amount is the maximum amount of reimbursement permitted by law. In 2007, Mr. Cornelius paid $30,619 to the company pursuant to the Aircraft Time Sharing Agreement.

•

The Officers and Directors Indemnification Trust One was formed on October 20, 2005 pursuant to the settlement agreement among Bristol-Myers Squibb Company, our directors and officers, and our D&O insurers. The trust was formed to fund, under certain conditions, the payment of any settlement of judgment costs, including any award of attorneys’ fees to counsel for plaintiffs, incurred by or on behalf of certain of our current and former directors and officers in any derivative lawsuit brought on behalf of Bristol-Myers Squibb for which a claim for coverage under the policies released in the settlement could have been made. Insurance proceeds received in the settlement in the amount of $38.5 million have been deposited into this trust. An independent Trustee administers the Trust. No distribution was made in 2007. If the Trust has not already been terminated pursuant to the Trust Agreement, it will terminate on October 20, 2010. Bristol-Myers Squibb is the residual beneficiary of the Trust and will therefore receive any trust property that remains in the Trust upon its termination.

•

With the prior approval of each of the independent directors of Bristol-Myers Squibb, on March 7, 2008, the Bristol-Myers Squibb Foundation approved the establishment of two endowed Chairs at Memorial Sloan Kettering in honor of James D. Robinson, our former Chairman and current director who has served the company for over 32 years. The Foundation will pay $3,000,000 over a three-year period to establish the Bristol-Myers Squibb/James D. Robinson Junior Faculty Chairs. Mr. Robinson is Honorary Chairman of Memorial Sloan Kettering.

Availability of Corporate Governance Documents

Our Corporate Governance Guidelines (including the standards of director independence), Standards of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, Code of

Business Conduct and Ethics for Directors, additional policies and guidelines, committee charters, links to Reports of Insider Transactions and listings of our Board of Directors and Executive Officers are available on our corporate governance webpage at www.bms.com/aboutbms/corporate_governance/data and are available to any interested party who requests them by writing to: Secretary, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154.

Compensation of Directors

2007 Director Compensation Program

We aim to provide a competitive compensation program to attract and retain high quality directors. The Committee on Directors and Corporate Governance annually reviews our directors’ compensation practices and compares them against the practices of the companies in our peer group. Our peer group is listed on page 23. The Committee submits its recommendations for director compensation to the full Board for approval.

Management engaged an outside consultant, Frederic W. Cook & Co., Inc. (FWC) to review market data on director compensation. This data indicated that the total direct compensation (cash plus equity) of our directors was ranked last when compared to our peers. The Committee on Directors and Corporate Governance discussed the need to attract new members to our Board given recent and upcoming retirements of its members. In consultation with FWC, the Committee determined it was appropriate to modify the director compensation program for 2007 by increasing the annual Board and committee chair retainers and increasing the deferred share unit grant, while eliminating stock option grants. These changes, which were approved by the full Board, resulted in normalized total direct compensation being at approximately 25% of our peers and actual total direct compensation being slightly above the median of our peer group. The difference between normalized and actual compensation is primarily due to the actual amount of per meeting fees paid for Board and committee meetings. Mr. Cornelius does not receive any additional compensation for serving as a director. The Committee believes the total compensation package for directors we offer continues to be reasonable, and appropriately aligns the interests of directors to stockholders by ensuring directors have a proprietary stake in our company.

The components of our standard non-management directors’ compensation for 2007 were as follows:

Cash Compensation

In 2007, our non-management directors received an annual retainer of $55,000 and an additional fee of $2,000 for attending each Board meeting, Board Committee meeting, and the Annual Meeting of Stockholders. In addition, the Chairs of the Audit Committee, the Compensation and Management Development Committee, the Committee on Directors and Corporate Governance and the Science and Technology Committee received an annual fee of $15,000. In recognition of their service on the CEO Search Committee, the Board determined it was appropriate to pay the Chair a one-time cash payment of $50,000 and each member a one-time cash payment of $25,000.

Deferral Program

A non-management director may elect to defer payment of all or part of the cash compensation received as a director under our company’s 1987 Deferred Compensation Plan for Non-Employee Directors. The election to defer is made in the preceding calendar year in which the compensation is earned. Deferred funds may be credited to one or more of the following funds: a 6-month United States Treasury bill equivalent fund, a fund based on the return on the company’s invested cash or a fund based on the return on our common stock. Deferred portions are payable in a lump sum or in a maximum of ten annual installments. Payments under the Plan begin when a participant ceases to be a director or at a future date previously specified by the director.

Equity Compensation

Under the 1987 Deferred Compensation Plan for Non-Employee Directors, all non-management directors received an annual award of 3,500 deferred common share units on February 1, 2007, the value of which is determined by the value of our common stock. These deferred common share units are non-forfeitable at grant.

Stock option grants to non-management directors were eliminated in 2007.

Share Retention Requirements

All non-management directors must acquire a minimum of 5,000 BMS shares and/or share units within three years of joining the Board and must maintain this ownership level while serving as a director. We require that 25% of the annual retainer be deferred and credited to a deferred compensation account, the value of which is determined by the value of our common stock, until a non-management director has attained ownership of 5,000 BMS shares or share units. All of our current directors, except for Secretary West who joined the Board on January 22, 2008, have met our share retention requirements.

Charitable Contribution Programs

Each director participates in our Director’s Charitable Contribution Program. Upon the death of a director, we will donate $500,000 to up to five qualifying charitable organizations designated by the director. Robert E. Allen, who retired as a director on May 1, 2007, and Mr. Robinson participate in our legacy Director’s Charitable Contribution program which was partially funded by life insurance policies. The policies provide for a $1 million death benefit. Upon the death of a director, we will donate one-half of the $1 million benefit to one or more qualifying charitable organizations designated by the director. The remaining one-half of the benefit is contributed to the Bristol-Myers Squibb Foundation, Inc. for distributions according to the Foundation’s program for charitable contributions. We eliminated the use of life insurance policies in 1993. Individual directors derive no financial or tax benefit from this program since the tax benefit of all charitable deductions relating to the contributions accrues solely to us.

Each director was also able to participate in our company-wide matching gift program in 2007. We matched dollar for dollar a director’s contribution to qualified charitable organizations up to $20,000 and to qualified educational organizations up to $20,000. This benefit was available to all company employees. Three directors participated in our matching gift programs in 2007: Mr. Campbell, Dr. Glimcher and Mr. Robinson.

Chairman Compensation

James D. Robinson III was elected Chairman of our Board on June 15, 2005 and served as our Chairman until February 11, 2008. In connection with his election, we entered into a Restricted Stock Unit Agreement with Mr. Robinson that granted him 40,000 restricted stock units, payable in cash. Pursuant to his agreement, the restricted stock units vested 50% on the 2007 annual meeting and will vest 50% on the 2008 annual meeting, provided Mr. Robinson remains a director until the 2008 annual meeting. As Chairman, Mr. Robinson had significantly greater responsibilities than other directors, including presiding over executive sessions of the non-management directors, serving as a liaison between the CEO and the independent directors, frequently discussing the strategy and direction of the company with senior management, serving as Chairman of the CEO Search Committee and serving as a member, ex-officio, of all Board committees. As a member, ex-officio, he did not receive per meeting fees for his attendance at Board committee meetings. Due to Mr. Robinson’s additional responsibilities as Chairman, he received an annual chair retainer of $360,000 per year in addition to the standard compensation all independent directors receive.

2008 Director Compensation

In January 2008, the Committee on Directors and Corporate Governance reviewed competitive information indicating that because of our relatively small Board size, the amount of work performed by our directors is greater than at peer companies. The Committee reviewed market data and other analyses prepared by FWC and, upon consultation with FWC, the Committee determined that it was appropriate to target director compensation between the median and 75% of the companies in our peer group. Following the Committee’s recommendation, the full Board determined that the 2008 director compensation program will include:

•	Annual retainer of $60,000;

•

Annual fee of $20,000 for the chairs of the Audit Committee, the Compensation and Management Development Committee, the Committee on Directors and Corporate Governance and the Science and Technology Committee;

•	A per meeting fee for attending each Board meeting, Board Committee meeting, and the Annual Meeting of Stockholders of $2,000; and

•	An annual award of deferred share units valued at $110,000 under the 1987 Deferred Compensation Plan for Non-Employee Directors.

In addition, the Lead Independent Director will receive an annual retainer of $20,000. Beginning in 2008, the company-wide matching gift programs for charitable organizations and educational organizations were combined. Under the combined program, we will match dollar for dollar, a director’s contributions to charitable or educational organizations up to $20,000. This same benefit is available to all company employees.

Director Compensation Table

The following table sets forth information regarding the compensation earned by our directors in 2007:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
R. E. Allen(6)	$70,333	$101,640	$4,097	($9,522)	$4,237	$170,785
L. B. Campbell	$165,000	$101,640	$4,097		$6,190	$276,927
V. D. Coffman(6)	$72,333	$101,640	$4,097			$178,070
J. M. Cornelius	$0	$0	$4,097			$4,097
L. J. Freeh	$155,000	$101,640	$4,097			$260,737
L. H. Glimcher, M.D.	$161,000	$101,640	$4,097		$3,000	$269,737
M. Grobstein(7)	$109,094	$0	$0		$500,000	$609,094
L. Johansson	$123,000	$101,640	$4,097			$228,737
J. D. Robinson III	$495,000	$463,045	$4,097	($13,229)	$24,598	$973,511
V. L. Sato, Ph.D.	$109,000	$101,640	$0			$210,640
R. S. Williams, M.D.	$101,000	$101,640	$0			$202,640

(1)

Includes the annual retainer (pro-rated for partial-year service), committee chair retainers (pro-rated for partial-year service) and meeting fees. For Mr. Freeh, amount includes additional cash compensation of $36,000 ($6,000 per month for six months) for his service until June 30, 2007 as Board Liaison on Legal Matters. For Mr. Robinson, amount includes an annual retainer of $360,000 for services as Chairman of the Board and a one-time cash payment of $50,000 for his service as Chair of the CEO Search Committee. For Mr. Allen, Mr. Campbell, Dr. Coffman and Dr. Glimcher, amount includes a one-time cash payment of $25,000 for service as members of the CEO Search Committee. All or a portion of compensation may be deferred until retirement or a date specified by the director, at the election of the director. The directors deferred the following amounts in 2007, which amounts are included in the figures above:

Name	Dollar Amount Deferred	Percentage Allocated to Deferred Share Units	Number of Deferred Share Units Acquired
R. E. Allen	$45,333	100%	1,617.08
L. B. Campbell	$140,000	100%	4,868.84
V. D. Coffman	$47,333	100%	1,692.37
J. M. Cornelius	$0	—	—
L. J. Freeh	$0	—	—
L. H. Glimcher, M.D.	$55,000	100%	1,917.37
M. Grobstein	$26,774	81%	764.22
L. Johansson	$0	—	—
J. D. Robinson III	$55,000	66.67%	1,278.25
V. L. Sato, Ph.D.	$13,750	100%	479.34
R. S. Williams, M.D.	$50,500	100%	1,748.02

(2)	On February 1, 2007, each of the non-management directors then serving as a director received a grant of 3,500 deferred share units with a fair market value on the day of grant of $29.04. The full grant-date value of this award is included. These deferred share units are fully vested (non-forfeitable) at grant. The number and market value (based upon the fair market value on December 31, 2007 of $26.88) of all deferred share units held by each of these directors as of December 31, 2007 is set forth below. In some cases, these figures include deferred share units acquired through elective deferrals of cash compensation.

	As of December 31, 2007
Name	# of Deferred Share Units	Market Value
R. E. Allen	0	$0
L. B. Campbell	36,504	$981,232
V. D. Coffman	44,066	$1,184,504
J. M. Cornelius	4,404	$118,380
L. J. Freeh	6,367	$171,142
L. H. Glimcher, M.D.	29,467	$792,076
M. Grobstein	770	$20,710
L. Johansson	17,110	$459,916
J. D. Robinson III	32,852	$883,069
V. L. Sato, Ph.D.	4,306	$115,740
R. S. Williams, M.D.	5,891	$158,363

In addition, on June 15, 2005, upon assuming his role as Chairman of the Board, Mr. Robinson received 40,000 restricted stock units, payable in cash, 50% of which vested on the 2007 annual meeting date and 50% of which will vest on the 2008 annual meeting date. Dividends are reinvested on these units. In addition, the company recognized expense for Mr. Robinson’s restricted stock units of $361,405 in 2007. As of December 31, 2007 he held 44,599 restricted stock units with a value of $1,198,813 based on the fair market value on December 31, 2007 of $26.88, of which 22,299 remained unvested as of that date, with a value of $599,406.

(3)	Represents expense for stock options recognized in 2007. Stock option values are based on the following assumptions:

Grant Date	Expected Term (years)	Volatility	Risk-Free Rate	Dividend Yield	Black- Scholes Ratio
5/2/2006	6	26.40%	4.90%	4.70%	0.197

Effective January 1, 2007 grants of stock options for non-management directors were discontinued. The number and intrinsic value (based upon the fair market value on December 31, 2007 of $26.88) of all stock options held by each of these directors as of December 31, 2007 is set forth below.

	As of December 31, 2007
Name	# of Stock Options	Intrinsic Value
R. E. Allen	27,646	$14,120
L. B. Campbell	23,439	$14,120
V. D. Coffman	27,646	$14,120
J. M. Cornelius	5,000	$6,375
L. J. Freeh	2,500	$4,800
L. H. Glimcher, M.D.	27,646	$14,120
M. Grobstein	0	$0
L. Johansson	23,439	$14,120
J. D. Robinson III	27,646	$14,120
V. L. Sato, Ph.D.	0	$0
R. S. Williams, M.D.	0	$0

(4)	The company’s defined benefit pension plan for directors was discontinued in 1996 and benefits were frozen at that time. Mr. Allen and Mr. Robinson participated in the plan. The reported change in value is the result of changes in interest rates and the retirement plan mortality table.

(5)	Amounts include (i) premiums of $4,237 for Mr. Allen and $4,598 for Mr. Robinson that we paid on life insurance policies which partially fund the Directors’ Charitable Contribution Program, (ii) company matches of charitable contributions in the amount of $6,190 for Mr. Campbell, $3,000 for Dr. Glimcher and $20,000 for Mr. Robinson under our matching gift programs and (iii) the right of Mr. Grobstein to direct a charitable contribution of $500,000 upon his death under the Directors’ Charitable Contribution Program, which accrues at the time a director joins our Board.

(6)	Mr. Allen and Dr. Coffman retired from the Board as of May 1, 2007.

(7)	Mr. Grobstein joined the Board on March 6, 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (CD&A) aims to explain to our stockholders how our compensation program is designed and how it operates with respect to our Named Executive Officers (our CEO, CFO and the three other most highly paid executives of our company). Our CD&A first describes our executive compensation philosophy and how we design our compensation program, with a discussion focusing on the main components of our compensation program. We then detail the process for, and analyze the Committee’s determination of, the resultant compensation of our Named Executive Officers. Finally, we discuss our 2008 compensation program changes, outline other benefits we provide to our Named Executive Officers and describe several of our key executive compensation policies.

Executive Summary

2007 Financial Performance

Our executive compensation program is directly tied to the financial performance of our company. As described in more detail below, the Committee made pay decisions based on our financial performance for 2007 including:

•

The positive performance of our businesses in 2007, such as the achievement of non-GAAP diluted earnings per share[1] at 118% of target ($1.48 versus target of $1.25) and net sales achievement at 104% of target ($20.0 billion versus target of $19.3 billion);

[1]	An explanation of how non-GAAP diluted earnings per share were derived is set forth on page 29.

•	The initial effects of our Productivity Transformation Initiative related to our transformation into a next-generation biopharmaceutical company; and

•	The impairment charge relating to our investment in certain auction rate securities.

Impact of New Strategy on Compensation Program

In connection with our strategy to transform into a next-generation biopharmaceutical company, we implemented several changes to our 2008 compensation program, including:

•	The use of a cash flow measure for determining annual incentives;

•	A special one-time performance share award for all executives which is tied to three-year productivity transformation goals; and

•	The elimination of all perquisites for the highest level of executives who comprise our Management Council.

These actions, which are aligned with our three-year Productivity Transformation Initiative to reduce costs, streamline operations and rationalize global manufacturing, are discussed in more detail later in our CD&A.

Executive Compensation Philosophy

Our executive compensation philosophy is based on two core elements: to pay for performance and to provide a competitive compensation package. Each of these elements is described below.

Pay for Performance: We structure our compensation program to align the interests of our senior executives with the interests of our stockholders. We believe that an employee’s compensation should be tied directly to helping us achieve our mission and deliver value to our stockholders. Therefore, a significant part of each executive’s pay depends on his or her individual performance against financial and operational objectives as well as meeting key behavioral standards. We also believe that a significant amount of compensation should be at risk. A substantial portion of an executive’s compensation, therefore, is in the form of equity awards that tie the executive’s compensation directly to creating stockholder value and achieving financial and operational results.

Competitive Pay: We believe that a competitive compensation program is an important tool to help attract and retain talented employees capable of leading our business in the highly complex and competitive business environment in which we operate. We aim to pay our executives at approximately the median level of pay of our peer group when targeted levels of performance are achieved. By providing compensation that is competitive with our peer companies, we reduce the risk that our executives can be recruited away.

Our compensation program is also designed with the following principles in mind:

•	to pay our employees equitably relative to one another based on the work they do, the capabilities and experience they possess, and the performance they demonstrate;

•	to promote a non-discriminatory work environment that enables us to leverage the diversity of thought that comes with a diverse workforce;

•	to motivate our executives to deliver high performance; and

•	to continue to focus on good corporate governance practices by implementing compensation best practices and corporate policies, several of which are described in greater detail beginning on page 37.

Our Compensation Program Design

This section will explain how we determine the design of our executive compensation program. We believe our compensation program is reasonable and appropriate because it is aligned with our business goals to achieve our mission and deliver value to our stockholders.

Compensation and Management Development Committee

The Compensation and Management Development Committee (“Committee”) is responsible for providing oversight of our executive compensation program for the Named Executive Officers as well as other members of senior management. The Committee annually reviews and evaluates the executive compensation program to ensure that the program is aligned with our compensation philosophy. The “Committees of Our Board” section on page 7 discusses the duties and responsibilities of the Committee in more detail.

Compensation Consultant

The Committee has retained Mercer (US) Inc. as its compensation consultant since October of 2002. Mercer reports directly to the Committee and the Committee directly oversees the fees paid for services provided to the Committee. The Committee instructs Mercer to give advice to the Committee independent of management and to provide such advice for the benefit of our company and stockholders. Mercer assisted the Committee by providing the following services in 2007:

•	Participated in the design and development of our executive compensation program;

•	Provided competitive benchmarking and market data analysis;

•	Provided recommendations for the compensation of our CEO and Named Executive Officers;

•	Provided an annual review of our change-in-control benefits, including analyzing these benefits against our peer companies and best practices;

•	Provided a competitive analysis of severance benefits for senior management and made recommendations for our Senior Executive Severance Plan;

•	Reviewed and advised on all materials provided to the Committee for discussion and approval; and

•	Attended all of the Committee’s regular meetings in 2007.

Our company divisions may retain Mercer consultants for discrete human resource services in the U.S. and abroad. The members of the Mercer consulting team giving advice to the Committee, however, may not provide any other service to our company. We engage in a competitive bidding process when selecting a company to provide human resource services to our divisions. If Mercer wishes to provide such services, it must bid on the services, along with other viable competitors. Through this bidding process, our company divisions have selected, from time to time, consultants other than Mercer to perform human resource services. The Committee annually reviews the overall fees incurred by the Committee and the fees incurred by company divisions for services provided by Mercer. In addition, Mercer follows rigorous internal guidelines and practices to guard against any conflict and to ensure the objectivity of their advice. The Committee regularly reviews these guidelines and practices and believes that the services Mercer provides to company divisions do not impact the advice Mercer provides to the Committee on executive compensation matters.

Role of Company Management

The CEO makes recommendations to the Committee concerning the compensation of the other Named Executive Officers and other senior management. In addition, the CEO and CFO are involved in setting the business goals that are used as the performance goals for the annual and long-term incentive plans, subject to Committee approval. The Senior Vice President of Human Resources works closely with the Committee, Mercer and management to (i) ensure that the Committee is provided with the appropriate information to make its decisions, (ii) propose recommendations for Committee consideration and (iii) communicate those decisions to management for implementation.

Peer Group Analysis

Our executive compensation program seeks to provide total compensation, when targeted levels of performance are achieved, at the median of the pay levels provided by a designated peer group of

U.S. companies. Specifically, we target the competitive pay median on two levels: total cash compensation (base salary plus annual target bonus) and total direct compensation (total cash compensation plus the value of long-term incentives). We use competitive median pay levels to maintain our compensation program guidelines on an annual basis (i.e., our salary structure, the leveling of our positions, our annual target bonus levels, and our long-term incentive award guidelines). We also use competitive pay levels to help in determining individual pay decisions (i.e., base salary levels, the size of salary adjustments, and the size of long-term incentive awards). Paying at the competitive median when targeted levels of performance are achieved allows us to attract and retain the talent we need to run the business while also enabling us to maintain a competitive cost base with respect to compensation expense.

Peer Group

Our peer group consists of the following companies:

Abbott Laboratories	Merck
Amgen	Pfizer
Eli Lilly	Schering-Plough
Johnson & Johnson	Wyeth

We believe this peer group is appropriate given the unique nature of the pharmaceutical/biotechnology industry. We note that the companies in our peer group vary in size, but we do not believe that company size should be a primary factor in determining our peer group. Instead, we believe emphasis should be placed on whether a company competes directly with us for unique pharmaceutical/biotechnology talent. The companies in our peer group represent our primary competitors for executive talent and operate in a similarly-complex regulatory and research-driven environment. We monitor the composition of our peer group regularly and will make changes when appropriate. For example, we added Amgen to our peer group when Amgen established a prominent presence in the industry and became a competitor for talent. We believe it is critical to pay at a competitive level relative to this peer group in order to attract and retain the talent we need; therefore, we target Named Executive Officers’ compensation at the median of our peer group.

Mercer annually conducts a review of the compensation for our Named Executive Officers using compensation information compiled from the proxy statement disclosures of our peer group. Non-U.S. peer companies have historically been excluded from our compensation reviews because the compensation information for these companies is not as readily available.

The Components of our 2007 Compensation Program

The main components of our executive compensation program are:

•	Base Salary

•	Annual Incentive Award

•	Long-Term Incentives

•	Long-Term Performance Awards
•	Stock Options
•	Restricted Stock Units

The following chart shows the 2007 compensation mix for these elements based on targeted compensation for all Named Executive Officers including our CEO:

This target mix supports the core elements of our executive compensation philosophy by emphasizing long-term incentives while providing competitive short-term components. Below, we explain how each of these components is set and describe certain changes we made to these components in 2007. The changes noted were implemented to provide for the continued alignment of our compensation program with the core elements of our compensation philosophy. The specific pay decisions with respect to the Named Executive Officers are detailed in the next section.

Base Salary—Base salaries are a tool used both to keep us competitive and help us retain talent. The base salaries of our executives are set based primarily upon the pay levels of comparable positions within our peer group and the unique qualifications and experience of the individual executives. Merit increases for our executives are determined based upon both the performance of an individual and the size of our merit increase budget in a given year. We review results of surveys that forecast what other companies’ salary increase budgets will be. We typically set our annual salary increase budgets based upon the median of such forecasts. Salary adjustments are also typically granted when executives assume significant increases in responsibility.

Annual Incentives—Annual incentive awards are designed to reward the Named Executive Officers for achieving short-term financial and operational goals and to reward their individual performance, consistent with our pay for performance philosophy. A Named Executive Officer’s annual incentive award opportunity is a percentage of his/her base salary as determined by the individual’s job level.

In 2007, we established that the financial portion of the annual incentive program would be based on performance against targeted non-GAAP diluted earnings per share. In prior years, the financial portion was based on non-GAAP pre-tax earnings. We made this change because the earnings per share measure more closely aligns annual incentive payouts with the creation of stockholder value. If actual non-GAAP diluted earnings per share do not reach a targeted minimum threshold level, no award payments will be made.

Additionally, in 2007, because total direct compensation for our senior executives was below the median of our peer group, annual incentive targets were increased for our senior executives (except for our CEO), by 10 percentage points. This action enabled us to bring the total cash compensation of these executives to approximately the competitive median.

Long-Term Incentives—Long-term incentives are designed to tie executive interests to the interests of our stockholders. The ultimate value of long-term awards is driven by stock price, which provides a direct link to the creation of stockholder value. In addition, our long-term incentive program is designed to reward individual performance. We offer three long-term award vehicles, each of which serves a different purpose.

•	Long-Term Performance Awards to reward the achievement of internal financial goals;

•	Stock Option Awards to reward the creation of incremental stockholder value; and

•	Restricted Stock Unit Awards to help us retain key talent.

The following graph shows the 2007 target mix of our long-term incentives for all Named Executive Officers including our CEO:

Long-Term Performance Award: This type of award, which is denominated in the form of a target number of performance shares, is based on three-year performance cycles. The target number of performance shares in an executive’s award is tied to his or her grade level. The higher an executive’s grade level, the larger the target award because executives in successively higher grade levels have correspondingly greater levels of responsibility.

In 2007, the Long-Term Performance Award design for the 2007-2009 performance period (and for subsequent periods, as deemed appropriate by the Committee) was modified such that the Committee will approve annual earnings per share and sales targets at the beginning of each of the three years of the cycle, with final payout made at the end of the three-year performance period. Under the prior program design, three-year cumulative earnings per share and sales targets were set at the beginning of the three-year performance period. This change provides for a better link between performance and payout because it eliminates the need to project performance beyond one year. This closer line of sight will help to avoid situations where unforeseen events lead to performance targets that are either overstated or understated and do not appropriately support the company’s pay for performance philosophy. We also eliminated a feature used in previous years in which payouts were adjusted based upon our three-year total stockholder return versus that of our competitors because, under Internal Revenue Code Section 162(m), we are not permitted to combine a three-year total stockholder return measure with financial goals that are set annually. Given that Long-Term Performance Awards are denominated and paid in shares, however, a strong link to stockholder return remains.

Stock Options: Stock options are granted to executives as an incentive to create long-term stockholder value. The size of the annual award an executive receives is tied to a combination of grade level and individual performance. Within each grade level, we establish a fixed-share guideline award. (For 2008, we shifted to fixed-value guideline awards as described on page 36.) On an individual level, the executive may receive more than or less than the award guideline, or potentially no award at all, based upon the executive’s performance versus pre-established performance standards (a process which is described in the Performance Management System section below).

The annual stock option awards we grant to Named Executive Officers and other senior executives include performance-based exercise thresholds. To satisfy the exercise threshold, our common stock must close at a price at least 15% above the option exercise price for at least seven consecutive trading days. Although the options vest according to a normal vesting schedule (currently 25% a year over four years), an executive may not exercise the options unless and until the exercise threshold is satisfied. Therefore, the executive will not realize any value related to these options until the stock price appreciates at least 15%. This threshold strengthens the link between the value realized by the executive and the creation of value for the stockholders.

Restricted Stock Units: We grant service-based restricted stock unit awards to assist us in retaining key talent. Annual grants of restricted stock units for Named Executive Officers and other senior management vest one-third per year at the end of the third, fourth, and fifth anniversaries following the date of grant. The size of the annual award an executive receives is determined in the same manner as that described above for stock option awards.

In 2007, we shifted a portion of the dollar value previously allocated to restricted stock units to stock options and Long Term Performance Awards such that time-based restricted stock units will only represent approximately 15% of the target long-term program design for Named Executive Officers. This change further reinforces our pay-for-performance philosophy by increasing the portion of our long-term incentive program that is based on the achievement of performance conditions. Additionally, we increased long-term incentive opportunities by 50% at the Executive Vice President level and by 25% for other executives. This action was taken to enable us to bring the total direct compensation of our executives to approximately the competitive median.

As the chart below details, the use of performance-based exercise thresholds for our stock options, combined with the increased emphasis placed on the Long-Term Performance Award Program in recent years, ensures that approximately 85% of the target long-term incentives mix for all Named Executive Officers including the CEO is tied to specific performance criteria, supporting our pay for performance philosophy.

Determining the Individual Compensation of our Executives

Our executive compensation program is designed to provide value to the executive based on the extent to which (i) individual performance, (ii) company performance versus annual budgeted financial targets, (iii) longer-term financial performance and (iv) total return to stockholders (stock price appreciation plus dividends) meet, exceed or fall short of expectations. We believe this approach, with its emphasis on long-term compensation, serves to focus the efforts of our executives on the attainment of sustained long-term growth and profitability for the benefit of our company and our long-term stockholders. All elements of executive compensation are reviewed both separately and in the aggregate to ensure that the amount and type of compensation is within appropriate competitive parameters and the program design encourages the creation of long-term stockholder value. The following table shows the competitive pay position of our Named Executive Officers in 2007:

Name	Executive’s Total Cash Comp versus Market Pay Percentile	Executive’s Total Direct Comp versus Market Pay Percentile
James M. Cornelius	Below 25th percentile	Between 25th and 50th percentiles
Andrew Bonfield	At 75% percentile	Between 25th and 50th percentiles
Lamberto Andreotti	At 75% percentile	Between 25th and 50th percentiles
Elliott Sigal, M.D., Ph.D.	At 75% percentile	Between 25th and 50th percentiles
Anthony C. Hooper	At 50% percentile	At 50th percentile

When determining individual award levels, the Committee gives equal weight to performance against financial and operational objectives that are linked to our business strategy and total stockholder return (“Results”) and an executive’s demonstration of the values and behaviors defined in the Bristol-Myers Squibb Pledge and Core BMS Behaviors (“Behaviors”). The Pledge can be found in the About Us section of the Bristol-Myers Squibb website (www.bms.com).	Core BMS Behaviors Leads Strategically Builds Alignment Communicates Directly Drives Performance Collaborates Energizes Others Develops People

Performance Management System

Our performance management system involves an annual review of all executives, including the Named Executive Officers, which measures individual performance over the course of the previous year against preset financial and operational objectives. The system assists in ensuring that each executive’s compensation is tied to the financial and operational performance of the company, to stockholder return, and to the executive’s demonstration of the Core BMS Behaviors and the values embodied in the BMS Pledge. The Committee conducts the assessment process for our CEO. The CEO conducts the assessment for all of our other Named Executive Officers, except for Mr. Hooper whose assessment is conducted by his first-level manager and reviewed by the CEO. The assessment for each Named Executive Officer is then reviewed and approved by the Committee.

Each executive is assessed for both “Results” and “Behaviors”. The Committee uses these assessments to help it determine the size of each Named Executive Officer’s merit increase, annual bonus payment, stock options and restricted stock unit awards. Listed below are the key performance results against their objectives for each Named Executive Officer in 2007. The Committee used these results as the basis for making individual compensation decisions in 2007 as detailed below.

James M. Cornelius

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Overall company exceeded its 2007 financial targets, including non-GAAP diluted earnings per share achievement of 118% of target (actual of $1.48 versus target of $1.25) and net sales achievement of 104% of target (actual of $20.0 billion versus target of $19.3 billion).

•

Conducted a strategic review of opportunities to maximize shareholder value that produced the vision to create a leading, next-generation biopharmaceutical company. Noteworthy actions taken in 2007 in connection with this vision include: launching the Productivity Transformation Initiative with the goal of realizing more than $1.5 billion in cost reductions/cost avoidance over the next three years; divesting of Medical Imaging; and evaluating strategic options for ConvaTec and Mead Johnson Nutritionals.

•

Took major strides to drive innovation and maximize the value of the R&D pipeline and the product portfolio. Examples include: consummating strategic alliances with Astra-Zeneca and Pfizer to co-develop and co-market promising new products; acquiring Adnexus, a biotechnology company that offers a next generation biologics discovery platform; obtaining regulatory approval of two New Molecular Entities (NMEs)—Orencia® in Europe and Ixempra™ in the U.S.; filing five NMEs for regulatory approval—Ixempra™ in the U.S., Europe and Japan and Erbitux® and Sprycel® in Japan; and producing 13 Early Candidate Nominations (ECNs) in strategically important therapeutic areas.

•

Effectively energized the leadership team and employees worldwide around the company’s new strategy. Streamlined decision-making by creating the Management Council, a group of 10 senior executives, as the key strategy development and policy formulation body. Worked with the Board to create key developmental experiences and incentives to retain and engage key talent within the company. Communicated our new strategic direction through many venues, including all-employee videoconferences, regular mass mailers, town hall meetings and attendance at key divisional meetings in the U.S. and overseas.

•	Demonstrated strategic leadership and candor, and advanced a culture of high performance with the highest levels of integrity, compliance and ethics.

Andrew Bonfield

•

Overall company exceeded its 2007 financial targets, including non-GAAP diluted EPS achievement of 118% of target (achievement of $1.48 versus target of $1.25) and net sales achievement of 104% of target (achievement of $20.0 billion versus target of $19.3 billion).

•	Fostered effective relationships with investors that are among the best in the pharmaceutical/biotechnology industry.

•	Provided invaluable leadership on the divestiture of Medical Imaging and in evaluating strategic options for ConvaTec and Mead Johnson Nutritionals.

•	Acted effectively once the auction rate securities issue leading to an impairment charge became known, but was held accountable for the results of the treasury function, which reported to him.

•	Fully met expectations with regard to our Core BMS Behaviors.

Lamberto Andreotti

•	Worldwide Pharmaceuticals achieved pretax earnings that were 110% of target.

•

Delivered strong sales growth versus 2006 on several products of strategic importance: Abilify® +27%, Sustiva® +17%, Reyataz® +17%, and Plavix® +10% (excluding the effect of generic competition in 2006). Generated outstanding growth on new products: Baraclude® +221% and Sprycel® +488% (although Sprycel® fell slightly short of target).

•	Primary contributor in absolute dollar savings to the company’s Productivity Transformation Initiative through the restructuring of Pharmaceutical Technical Operations.

•	Strongest performer among senior executives of promoting from within (71% of new executive positions filled internally) and holding executive voluntary turnover to a low level (7%).

•	Effectively energized his organization and aligned diverse global markets around unifying goals despite the challenges that came with introducing broad scale transformational change.

Elliott Sigal, M.D., Ph.D.

•	Obtained regulatory approval of two New Molecular Entities (NMEs)—Orencia® in Europe and Ixempra™ in the U.S.—versus a target of two regulatory approvals.

•	Filed five NMEs for regulatory approval versus a target of five regulatory filings—Ixempra™ in the U.S., Europe and Japan and Erbitux® and Sprycel® in Japan.

•	Produced 13 Early Candidate Nominations (ECNs) in strategically important therapeutic areas (i.e., immunology, hepatitis C, atherosclerosis and oncology) versus a target of 11 ECNs.

•	Demonstrated outstanding leadership to ensure pipeline sustainability through strategic collaborations with Astra-Zeneca and Pfizer and through the acquisition of Adnexus.

•	Played a major role in helping shape our strategy and long-term vision.

•

Demonstrated leadership in promoting the business case for workplace diversity, served as executive sponsor of our African American Affinity Group and played an active role in the company’s diversity mentoring program.

•	Fully met expectations with regard to our Core BMS Behaviors.

Anthony C. Hooper

•	U.S. Pharmaceuticals achieved pretax earnings that were 110% of target. This strong performance reestablished growth for the company overall.

•

Delivered strong sales growth versus 2006 on several products of strategic importance: Abilify® +24%, Erbitux® +6%, Sustiva® +22%, Reyataz® +14%, Plavix® +11% (excluding the effect of generic competition in 2006).

•	Although sales of Orencia® and Sprycel® grew at rates of +145% and 160%, respectively, there are opportunities to improve sale performance on these products.

•

Demonstrated leadership in driving our compliance initiatives. Noteworthy achievements include implementation of the Corporate Integrity Agreement, the completion of an ethics education program by all members of senior management, the completion of compliance training by new employees within 60 days of hire, and implementation of a compliance certification program for sales employees.

•

Demonstrated leadership in promoting the business case for workplace diversity, served as executive sponsor of the company’s Unidad Hispana Affinity Group and played an active role in the company’s diversity mentoring program.

•

Effectively energized and rallied his organization through the challenges of introducing broad scale transformational change and successfully weathering the effects of the launch of clopidogrel bisulfate (Plavix®) by a generic competitor.

2007 Compensation Decisions

Base Salary—A Named Executive Officer’s base salary is determined by an assessment of his/her continued performance against his/her individual job responsibilities including, where appropriate, the impact of such performance on business results, market pay for the position, current salary in relation to the salary range designated for the job, experience and mastery, potential for advancement and the executive’s demonstration of the values and behaviors outlined in the BMS Pledge and Core BMS Behaviors. In addition, the Results and Behaviors assessments under the performance management system are key determinants of the size of the executive’s merit increase, if any. Using these criteria, each of the Named Executive Officers, except for our CEO, received a merit increase in April 2007 based on an assessment of their individual performance and their relative market position. These increases ranged from 4.25% to 4.75% and were within the guidelines established for all employees based upon competitive benchmarking. Our CEO’s 2007 base salary was set in accordance with his employment agreement then in effect as discussed in the next section.

Annual Incentives—A Named Executive Officer’s annual incentive award is based 50% on the company’s actual performance against the pre-established non-GAAP diluted earnings per share target as reviewed by the Board of Directors and 50% on individual performance as described in the Performance Management System section. Additionally, a Named Executive Officer’s annual incentive award payment is modified based on the extent to which the executive meets pre-established diversity placement goals and demonstrates other actions that promote diversity (e.g., ensuring that diversity candidates are considered for developmental opportunities; including diversity candidates in succession plans; mentoring employees with diverse backgrounds; leading an employee affinity group; and holding staff members accountable for advancing our diversity objectives). We place an emphasis on diversity in our annual incentive program because we believe a diverse workforce, which engenders diversity of thought and perspective, is a source for creating a competitive advantage.

We believe this approach for determining incentive award payments balances the need to consider overall company performance, individual results specific to an executive’s functional area of responsibility, and the individual’s ability to achieve results while also demonstrating the Core BMS Behaviors. The recommended payments are reviewed and approved by the Committee in March of the year following the performance year with the awards paid by March 15th.

In March of 2007, the Committee approved a 2007 threshold level of performance for non-GAAP diluted earnings per share of $1.00. This threshold level of performance represented 80% of our 2007 target of $1.25. Achievement below the $1.00 threshold would result in no bonus payments.

Diluted earnings per share: As disclosed in our fourth quarter and full-year 2007 earnings release issued on January 31, 2008, 2007 GAAP earnings per share, including discontinued operations, were $1.09. Non-GAAP diluted earnings per share, including discontinued operations were $1.48. Non-GAAP diluted earnings per share exclude specified items. (For a reconciliation of GAAP to non-GAAP, see the appendices to the earnings release.) In 2007, for incentive plan purposes, one specified item, an impairment charge relating to auction rate securities that reduced GAAP earnings per share by $0.14 was not excluded from performance results for Management Council members. The Committee determined that the compensation of all Management Council members should be negatively impacted by the impairment charge in order to enhance a culture of shared accountability to stockholders. Accordingly, bonus payments and performance share awards for Management Council members, including all of the Named Executive Officers, were based on non-GAAP diluted earnings per share of $1.34 ($1.48 less $0.14).

Actual annual incentives paid to the Named Executive Officers were based upon an assessment of their individual performance against their objectives as well as the level to which actual earnings per share compared to target. Following are the 2007 payout details:

Name	Target Annual Incentive	Actual Annual Incentive	% of Target
Mr. Cornelius	$1,568,750	$2,220,801	142%
Mr. Bonfield	$1,105,417	$829,064	75%
Mr. Andreotti	$1,318,365	$1,866,344	142%
Dr. Sigal	$1,056,338	$1,430,387	135%
Mr. Hooper	$515,112	$681,660	132%

For all Named Executive Officers except Mr. Bonfield, bonuses were paid based upon a financial payout factor of 123.1% of target (50% of bonus) and individual payout factors ranging from 142% to 160% of target (50% of bonus). The financial payout factor corresponds to the non-GAAP diluted earnings per share achievement of $1.34. The individual payout factors correspond to the individual performance summaries noted above. Mr. Bonfield’s lower bonus payout reflects the Committee’s decision to hold him more directly accountable than the other Named Executive Officers for the impairment charge relating to auction rate securities described above as the treasury function reported to him.

These actual payout amounts shown above are also reported in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.

Long Term Incentives—Annual grants of long-term performance awards, stock option awards and restricted stock unit awards are typically made on the first Tuesday in March to coincide with meetings of the Committee and the full Board of Directors. We believe that consistent timing of equity award grants is a good corporate governance practice that reduces the risk in selecting a grant date with a preferential stock price.

Following is an explanation of the long-term award grants and payout calculations relating to the Named Executive Officers:

Long Term Performance Awards:

2005-2007 Award: A long-term performance award was granted in 2005 which covered the three-year performance period 2005-2007. The award was based 50% on cumulative non-GAAP diluted earnings per share and 50% on cumulative net sales over the performance period and was subject to a total stockholder return multiplier. We tie long-term performance awards to these performance measures because they are key drivers of stockholder value.

Actual cumulative earnings per share for the three-year performance period was $3.92 (including a per share reduction of $0.14 relating to the auction rate securities impairment charge) versus a target of $4.50, for an achievement level of 87.1%. Actual cumulative net sales for the performance period were $57,098 million versus a target of $62,088 million, for an achievement level of 92%. Both of these achievement levels fell below the payout threshold under the award. Therefore, the Named Executive Officers and other executives did not receive any payout under this award.

2006-2008 Award: A long-term performance award was granted in 2006 which covered the three-year performance period 2006-2008. The award was based 50% on cumulative non-GAAP diluted earnings per share and 50% on cumulative net sales over the performance period and was subject to a total stockholder return multiplier. We believe that the targeted levels of performance are challenging but achievable and reflect anticipated business conditions and changes to our drug portfolio over the performance period. Minimum performance of 92% of target on either the earnings per share or sales portion of the award is necessary for a threshold payout of 45% for that portion of the award. Maximum performance of 110% of target would result in a payout of 220% for that portion of the award. Additionally, the final payout is adjusted by up to +/- 15% based on total stockholder return versus our peer group.

Actual cumulative earnings per share for the three-year performance period will be determined after the completion of the three-year cycle, with payout of the award, if any, to be made in March 2009. Performance under this plan is currently tracking below target.

2007-2009 Award: A long-term performance award was granted in 2007 which covered the three-year performance period 2007-2009. This award is based 50% on non-GAAP diluted earnings per share and 50% on net sales. In March 2007, the Committee approved 2007 earnings per share and sales targets under the 2007-2009 award. An achievement of 92% on a given performance measure will yield a payout of 45% of target for that portion of the award. Achievement below 92% will yield no payout. Achievement levels of 110% or higher will yield a maximum payout of 220% for that portion of the award.

Below are the achievement levels for the first year of the 2007-2009 performance cycle:

	Target	Actual		Achievement	Payout
Earnings per Share	$1.25	$1.34	*	107.2%	178.0%
Net Sales	$19,262 million	$19,977 million		103.7%	127.1%
Combined					152.6%

*	Includes a per share reduction of $0.14 relating to the auction rate securities impairment charge.

The first-year payout under the 2007-2009 award was 152.6%, a payout factor which applies to one-third of the target award only. The payout on this portion of the award is fixed, but will not be paid until the completion of the three-year cycle. In year two of the performance cycle, another one-third of the target award will be tied to 2008 annual targets, and the final one-third of the award will be tied to 2009 annual targets. Upon completion of the three-year cycle, award earnings on each one-third of the award will be tallied and a payout will be made.

Stock Options and Restricted Stock Unit Awards—To further enhance the link between executive pay and the company’s performance against its business strategy, the size of each Named Executive Officer’s stock option grant and restricted stock unit award is determined in large part based on the Committee’s assessment of the executive’s performance against objectives that drive our business strategy and demonstration of behaviors consistent with the BMS Pledge and the Core BMS Behaviors under the performance management system. In March of 2007, the Named Executive Officers (except for the CEO) received stock option grants and restricted stock unit awards ranging from 115% to 125% of the established guidelines. They received above-guideline awards for their leadership in stabilizing the company and laying the groundwork for strong financial results in 2007 following two significant events in 2006: (1) the launch of clopidogrel bisulfate Plavix®, our largest-selling drug, by a generic competitor; and (2) a management restructuring, including the replacement of the then CEO. Our current CEO’s 2007 stock-based awards are explained in the CEO Compensation section below.

Compensation of Our CEO

Effective April 26, 2007, James M. Cornelius was appointed to serve as our Chief Executive Officer until the date of our 2009 annual meeting. Mr. Cornelius had served as Interim CEO of our company since September 12, 2006. Upon his appointment as CEO, we entered into a new compensation arrangement with him.

The compensation terms for Mr. Cornelius were adjusted as he transitioned from Interim CEO to CEO to reflect his additional responsibilities, such as setting longer-term company strategy, participating more in board activities and greater interaction with the external investment community. The Committee reviewed compensation levels for the CEO position of our peer group and made adjustments to Mr. Cornelius’ fixed and variable compensation components to position his total direct compensation between the 25th and 50th percentiles of the peer group. The total cash compensation component of Mr. Cornelius’ pay package was positioned below the 25th percentile of the peer group to reflect a heavier emphasis on his long-term compensation, which reinforces his alignment to stockholders.

The terms of the new agreement and, to the extent applicable in 2007, the terms of the letter agreement we entered into with Mr. Cornelius when he was appointed Interim CEO (the “Interim CEO Agreement”) are summarized below:

•

Mr. Cornelius receives an annual base salary of $1,400,000. As Interim CEO, Mr. Cornelius had received an annual base salary of $1,250,000. At the time Mr. Cornelius received his base salary increase, his target bonus was reduced from 170% to 150% of base salary. These two adjustments resulted in a net increase in Mr. Cornelius’ target total cash compensation of 3.7% (from $3,375,000 to $3,500,000). The increase in compensation reflected Mr. Cornelius’ increase in responsibilities.

•

In accordance with the Interim CEO Agreement, Mr. Cornelius received a guaranteed bonus for the period from September 30, 2006 until March 31, 2007 of $1,062,500 that was equal to 170% of his then current base salary as part of the process to hire him as Interim CEO. For 2007, payment under the annual incentive plan was reduced by 50% of the guaranteed bonus under the Interim CEO Agreement. For 2007, Mr. Cornelius earned an incentive award payout of $2,220,801, representing 142% of target. The financial portion of this bonus (50%) paid out at 123.1% of target, which corresponds to earnings per share achievement of $1.34 (107.2% of target). The individual performance portion (50%) paid out at 160% of target, which corresponds to Mr. Cornelius’ 2007 achievements as noted above.

•

Mr. Cornelius continued to have use of a company-leased apartment in New York City having a monthly cost of $25,500 plus utilities until September 30, 2007, the date the one-year lease for the apartment expired. The Committee determined that continuation of this perquisite until the expiration of the lease was appropriate in order to provide Mr. Cornelius with sufficient time to find his own residence in the New York area.

•

In accordance with the Interim CEO Agreement, Mr. Cornelius received 360,000 stock options that were intended to cover service through September 2007. After becoming CEO in 2007, the Committee determined to grant Mr. Cornelius, on May 1, 2007, 60,000 restricted stock units and an additional option to purchase 475,000 shares of company common stock to bring his total long-term incentive compensation to a competitive level, based on our target mix of long-term incentives for our Named Executive Officers. The terms and conditions of these awards are substantially similar to the terms and conditions of the March 2007 awards for other senior executives of the company, including a stock appreciation threshold for option exercise.

•

Mr. Cornelius received a target long-term performance award for the 2007-2009 performance period of 170,000 performance shares. The terms and conditions of the award are substantially similar to the standard performance share awards granted to other executives, except that Mr. Cornelius’ performance shares will fully vest on an accelerated basis, subject to actual achievement of the applicable performance goals, upon Mr. Cornelius’ retirement at or after May 1, 2009.

Effective February 11, 2008, Mr. Cornelius was appointed Chairman of the Board and Chief Executive Officer of the company for an undetermined period of time. On March 4, 2008, the Board of

Directors, upon the recommendation of the Committee, determined Mr. Cornelius’ compensation for 2008 would be as follows:

•

Mr. Cornelius received a base salary increase, effective February 12, 2008, of $100,000 (7.1%), which brings his new base salary to $1,500,000. The company did not increase his target bonus; it remains at 150% of base salary. The base salary increase recognizes Mr. Cornelius’ new, expanded role. Additionally, it helps to strengthen the competitive positioning of his target total cash compensation, although his new target total cash of $3,750,000 still falls below the 25th percentile of his peer group.

•

Mr. Cornelius received an award of 1,205,996 stock options and 83,844 restricted stock units. These grants also recognize his increase in job responsibilities and help to strengthen his competitive pay position. His new total direct compensation is positioned slightly below the market median of his peer group.

•	Mr. Cornelius will be provided the same change-in-control protection as other Named Executive Officers.

•

Mr. Cornelius received an amended 2007-2009 Long-Term Performance Award Agreement. Under his previous agreement, Mr. Cornelius was eligible to receive a full-term award payout upon working until May 1, 2009. His new agreement does not provide a full-term payout unless he works through the end of the performance period (December 31, 2009), which is the standard provision applicable to other award recipients.

Other Elements of 2007 Compensation

In addition to the components set above, our senior executives, including all of our Named Executive Officers, were entitled to receive the following benefits and perquisites in 2007:

•	Post-Employment Benefits

•	Retirement Plans
•	Savings Plans
•	Deferred Compensation Plans
•	Severance Plan
•	Change-in-Control Arrangements

•	Limited Perquisites

•	General Employee Benefits

Post-Employment Benefits

We offer certain plans which provide compensation and benefits to employees who have terminated their employment. These plans are periodically reviewed by the Committee to ensure that they are consistent with competitive practice. The plans offered are common within our peer group and enhance our ability to attract and retain key talent.

Defined Benefit Pension Plans

Our defined benefit plans provide income for employees following retirement. The Retirement Income Plan is a tax-qualified plan, as defined under IRS regulations, and the Benefit Equalization Plan–Retirement Plan is a non-qualified plan that provides pension benefits above those allowed under the contribution limits for tax-qualified plans. All U.S. employees are eligible to participate in both defined benefit plans. The Summary Compensation Table reflects the annual increase in the actuarial value of these benefits. Current accrued benefits for each of the Named Executive Officers are provided in the Pension Benefit Table.

Savings Plans

Our savings plans allow employees to defer a portion of their base salary and to receive matching contributions from the company to supplement their income in retirement. The Savings and Investment

Program is a tax-qualified 401(k) plan, as defined under IRS regulations, and the Benefit Equalization Plan–Savings Plan is a non-qualified deferred compensation plan that allows employees to defer a portion of their base salary and to receive matching contributions from the company in excess of the contributions allowed under the Savings and Investment Program. The savings plans are designed to allow employees to accumulate savings for retirement on a tax-advantaged basis. All U.S. employees are eligible to participate in both savings plans. The Summary Compensation Table reflects company contributions to these plans during 2007. The Non-Qualified Deferred Compensation Table provides more detail on the Benefits Equalization Savings Plan.

Annual Incentive Deferral Plan

We maintain a non-qualified deferred compensation program which is available to all executives of the company including the Named Executive Officers. The program provides a benefit to eligible employees by allowing them to defer taxes on earned compensation. This is a common program within the company’s competitive peer group. Under the program, executives are permitted to defer up to 100% of their annual cash incentive awards into a choice of two funds: a Bristol-Myers Squibb common stock unit fund and a U.S. Treasury Bill fund. We do not pay above-market interest rates on these investments. Upon retirement or termination, the employee is eligible to receive the deferred amounts based on a previously-selected payout schedule. The Committee may approve accelerated distributions in the event of an unforeseeable emergency. In 2007, none of the Named Executive Officers deferred their annual incentive award payments. The Non-Qualified Deferred Compensation Table provides more detail on this program for those Named Executive Officers who participated in the plan in previous years.

Severance Plan

The Bristol-Myers Squibb Senior Executive Severance Plan provides a competitive level of severance protection for certain senior executives to help us attract and retain key talent necessary to run our company. This plan covers 15 executives, including all of the Named Executive Officers except for Mr. Andreotti, who is covered under a separate arrangement. Mr. Andreotti was formerly an Italian employee who was covered by the national collective agreement for Italian executives. Under this agreement, the company and Mr. Andreotti negotiated certain benefits, including severance benefits. When, at the request of the company, Mr. Andreotti became a U.S. employee, we agreed to provide Mr. Andreotti with severance benefits comparable to the benefits to which he was entitled as an Italian employee. The value of this benefit for our named executive officers is shown in the “Post-Termination Benefits” section.

Change-in-Control Arrangements

We have entered into change-in-control agreements with certain executives including the CEO and other Named Executive Officers. These agreements enable management to evaluate and support potential transactions that might be beneficial to stockholders even though the result would be a change in control of the company. Additionally, the agreements provide for continuity of management in the event of a change in control. Our agreements require a “double-trigger” before any payments are made to an executive. This means that payments are only made in the event of a change in control and subsequent involuntary termination or termination for good reason of the employee within three years after a change in control.

Consistent with competitive practice, if payments made to a covered officer are subject to excise tax as excess parachute payments by the Internal Revenue Code, we will gross up the compensation to fully offset the excise taxes. However, if the payment does not exceed the excise tax threshold by more than 10%, we will reduce the payment so that no portion of the payment is subject to excise tax and no gross-up would be made. We believe that this is a best practice relating to change-in-control arrangements.

The change-in-control agreements became effective on January 1, 2007 and extend through December 31, 2007. These agreements are automatically extended, beginning on January 1 of the following year, in one-year increments unless either the company or the executive gives prior notice of termination of the agreement or a change in control shall have occurred prior to January 1 of such year. If a change in control occurs during the term of the agreement, the agreement shall continue in effect for a period of not less than 36 months beyond the month in which such change in control occurred.

The Committee reviews the benefits provided under the agreements on an annual basis to ensure they meet our needs and, with the assistance of its consultant, ensure that the benefits are within competitive parameters. For 2008, the Committee decided to reduce the benefits available to prospective new executives in certain grade levels below the Executive Vice President level. This change was made on the recommendation of Mercer because it determined that the value of the benefits offered at these grade levels was slightly above competitive parameters. The Committee will continue to conduct such reviews on an annual basis to ensure the agreements conform to applicable company policies and competitive practices. The value of this benefit for Named Executive Officers is provided in the “Post-Termination Benefits” section.

As described in the CEO Compensation above, Mr. Cornelius receives the same change-in-control benefits as offered to other Named Executive Officers.

Limited Perquisites

We eliminated all executive perquisites for Management Council members relating to our 2008 compensation program, including personal air travel on company aircraft, company cars, financial counseling and tax preparation pertaining to tax returns for the 2008 calendar year and later. We also discontinued the purchase of season tickets to cultural and sporting events that were occasionally made available to senior executives. On January 1, 2008, the Named Executive Officers, with the exception of Mr. Cornelius, received base salary increases ranging from 2.0% to 3.5% to partially offset the elimination of these perquisites. The only executive perquisite is an annual physical exam, which we offer to executives who are not Management Council members.

Mr. Cornelius is required to use non-commercial aircraft for all air travel and a security car and driver for ground transportation for security reasons. An independent security study determined that because Mr. Cornelius serves as our CEO, there is a concern that individuals or groups may target him as the personification of our company. These individuals and groups may include criminal groups and militant activists whose motivation can be monetary gain or publicity for their cause. The use of company aircraft and car and driver is not subject to gross-up for income tax purposes.

In July 2007, Mr. Cornelius entered into an aircraft time sharing agreement with the company that enables him to reimburse us for personal use of company aircraft. For 2007, Mr. Cornelius reimbursed us for all expenses relating to personal air travel under his time sharing agreement ($30,619). Additionally, Mr. Cornelius paid all expenses relating to personal air travel on NetJets ($35,930), a service he used before entering into a time sharing agreement. Under FAA regulations, Mr. Cornelius was not permitted to reimburse us for personal air travel on company aircraft prior to the effective date of his time sharing agreement; therefore, $84,637 of personal air travel expense is reported for Mr. Cornelius in the All Other Compensation Detail Table. The majority of these trips relate to weekend flights back and forth to his home residence when he was Interim CEO.

In 2007, we provided a number of personal benefits to the Named Executive Officers, including personal air travel on company aircraft, a company car, financial counseling and tax preparation primarily because it was a common industry practice. Each of the perquisites was subject to dollar limits. Additionally, there was a limit on the number of flight hours the executive could use for personal air travel. The aggregate incremental cost to the company of providing these benefits is provided in the All Other Compensation Detail Table which accompanies the Summary Compensation Table. We also made available other perquisites and benefits to the Named Executive Officers which did not result in incremental cost to the company such as personal travel on company aircraft for family members (subject to seat availability), physical examinations and tickets to certain cultural and sporting events.

General Employee Benefits

We maintain medical and dental insurance, accidental death insurance and disability insurance for all of our employees. Our Named Executive Officers are eligible to participate in these programs. In addition, our Named Executive Officers are covered by our vacation, leave of absence and similar policies.

Program Changes for 2008

In connection with our strategy to transform into a next-generation biopharmaceutical company, we implemented several changes to our 2008 compensation program that are aligned with our three-year Productivity Transformation Initiative to reduce costs, streamline operations and rationalize global manufacturing. These program changes are described below:

•

Annual Incentive Plan: To accelerate financial growth, we are aiming to create a more agile and entrepreneurial culture. Part of this objective is to create more seamless teamwork across the organization and greater personal accountability. To help achieve this objective, we have redesigned our annual incentive plan for 2008. The new design is comprised of two elements. First, the company bonus pool will be funded based on two corporate-wide measures that are key drivers of stockholder value: earnings per share (a measure that was used in 2007) and cash flow (a measure that is being used for the first time in 2008). This serves to align all bonus participants worldwide with the interests of stockholders as well as drive cross-divisional cooperation to maximize corporate-level financial performance. Second, the actual bonus each employee earns will be based 100% on individual performance relating to Results and Behaviors. In past years, bonus participants had at least half of their bonus payment tied to the achievement of corporate or divisional objectives. Tying 100% of bonus earnings to individual performance gives us more leverage to raise the level of personal accountability within the organization.

•

Long-Term Performance Award Program: To drive continued cost reductions and productivity improvements over the next three years, we granted a special, one-time long-term performance award to all executives worldwide in 2008. The payout of this award will be tied to the extent that cash flow and pretax margin goals are achieved over the 2008-2010 performance period. Not only are these performance measures tied directly to our productivity efforts, they also represent key drivers of stockholder value. The top 100 or so executives are normally eligible for long-term performance awards on an annual basis. For this group, the special award will be granted in addition to a regular 2008-2010 long-term performance award. Payout of the regular award will be tied to earnings per share and sales, the same measures used under the 2007-2009 award. In addition, approximately 400 other executives who are not normally eligible for long-term performance awards will receive, on a one-time basis, the special 2008-2010 award.

•

Elimination of Executive Perquisites: We eliminated all perquisites for our executives on the Management Council as described on page 35. This action aligns with the company’s Productivity Transformation Initiative, the goal of which is to reduce and avoid costs which are not essential to our long-term growth strategy.

Additionally, we shifted from granting stock option and restricted stock unit awards based on a fixed-share guideline (based on a fixed number of shares) to awards based on a fixed-value guideline (based on a fixed dollar amount) for the annual awards granted on March 4, 2008. We will continue to grant fixed-value awards for the foreseeable future. We shifted to fixed-value awards to deliver a targeted amount of value to employees at grant date regardless of changes in stock price and option valuation assumptions over time.

Tax Implications of Executive Compensation Program

Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to our Named Executive Officers. A significant portion of the compensation we pay to the Named Executive Officers qualifies as “performance-based compensation” for purposes of Section 162(m) and is, therefore, fully deductible by the company for federal income tax purposes. We view preserving tax deductibility as an important objective, but not the sole objective, in establishing executive compensation. In specific instances, we may authorize compensation arrangements that are not fully tax deductible but which promote other important objectives of the company.

Corporate Policies Covering Executive Compensation

Share Ownership and Retention Guidelines

In order to preserve the link between the interests of the Named Executive Officers and those of stockholders, executives are expected to use the shares acquired upon the exercise of their stock options, after satisfying the cost of exercise and taxes, to establish and maintain a significant level of direct ownership. This same expectation applies to shares acquired upon the vesting of restricted stock units. We continue to maintain longstanding share ownership expectations for our senior executives. Our guidelines require that the CEO hold shares with a value of eight times his base salary before he can sell any net shares following the exercise of options or the vesting of restricted stock units. The other Named Executive Officers must hold shares with a value of five times their base salary before they can sell any net shares following the exercise of options or the vesting of restricted stock units. As of January 1, 2008, once these share ownership guidelines are attained, the executive must retain 75% of all net shares acquired following any subsequent option exercises or vesting of restricted stock units for a period of one year. Prior to January, the executive was required to retain any subsequent shares acquired for a period of two years. The Committee approved the change to one year because it concluded that the two-year requirement was stricter than competitive practice among our peer companies and that a one-year requirement would meet our objective of promoting high levels of long-term stock ownership. All executives were in compliance with our share ownership and retention guidelines during 2007.

Recoupment of Compensation

We maintain clawback provisions relating to stock options, restricted stock units and long-term performance awards. Under these clawback provisions, executives that violate non-competition or non-solicitation agreements, or otherwise act in a manner detrimental to the company’s interests forfeit any outstanding awards as of the date such violation is discovered and have to return any gains realized in the twelve months prior to the violation. These provisions serve to protect our intellectual property and human capital, and help ensure that executives act in the best interest of the company and its stockholders.

In 2005, the Board adopted a policy wherein the Board will seek reimbursement of annual incentives paid to an executive if such executive engaged in misconduct that caused or partially caused a restatement of financial results. In such an event, the company will seek to claw back the executive’s entire annual incentive for the relevant period, plus a reasonable rate of interest. This policy may be viewed on our website at www.bms.com.

Equity Grant Policy

In 2006, the Committee approved a policy covering equity grants to all employees. For the Named Executive Officers, the policy is as follows.

Approval of Awards

•	Awards granted to the CEO must be approved by the Committee and recommended by the Committee to and approved by at least 75% of the independent directors of the Board.

•	The Committee must approve awards to all Named Executive Officers.

Grant Effective Date

Annual Awards

•	For regularly-scheduled annual awards, the grant effective date is the date in March on which the Compensation and Management Development Committee and full Board meet.

All Other Awards

•

For awards granted to current employees at any other time during the year, the grant effective date is the first business day of the month following the approval date, except that if the approval date falls on the first business day of a given month, the grant effective date is the approval date.

•

For awards granted to new hires, the grant effective date is the first business day of the month following the employee’s hire date, except that if the employee’s hire date falls on the first business day of a given month, the grant effective date is the employee’s hire date.

In no case whatsoever will the grant effective date precede the approval date of a given award.

Grant Price

•	The grant price of any and all awards is the fair market value (FMV) of the company’s common stock as of the grant effective date.

•

The FMV is defined under the stockholder-approved stock incentive plan pursuant to which the award is granted. Under the plan currently in effect, the 2007 Stock Award and Incentive Plan, FMV equals the closing price on the date of grant.

Policy Against Repricing Stock Options

We have always maintained a consistent policy against repricing of stock options. We believe this is a critical element in maintaining the integrity of the equity compensation program and ensuring alignment of senior executives’ interests with the interests of stockholders. The Board of Directors has adopted a formal policy prohibiting the repricing of stock options. This policy may be viewed on the company’s website at www.bms.com.

Policy Regarding Stockholder Approval of Severance

The Board has approved a policy requiring stockholder approval of any future agreements that provide for cash severance payments in excess of 2.99 times the sum of an executive’s base salary plus annual incentive. “Cash severance payments” exclude accrued incentive payments, the value of equity acceleration, benefits continuation or the increase in retirement benefits triggered by severance provisions or tax gross-up payments. This policy may be viewed on the company’s website at www.bms.com.

Compensation and Management Development Committee Report

The Compensation and Management Development Committee (Committee) of Bristol-Myers Squibb Company has reviewed and discussed with management the Compensation Discussion and Analysis on pages 20 to 38 of this Proxy Statement as required under Item 402(b) of Regulation S-K. Based on their review and discussions with management, the Committee recommended to the company’s full Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Management Development Committee

Lewis B. Campbell, Chair

Michael Grobstein

Leif Johansson

Vicki L. Sato, Ph.D.

Togo D. West, Jr.

Summary Compensation Table

The following tables and notes present the compensation provided to James M. Cornelius, Chief Executive Officer (Chairman and Chief Executive Officer as of February 11, 2008), Andrew R. J. Bonfield, Executive Vice President and Chief Financial Officer, as well as the three other most highly compensated Executive Officers.

Summary Compensation Table

2007 Fiscal Year

Name and Principal Position	Year	Salary (1)		Bonus (2)	Stock Awards (3)		Option Awards (4)		Non-Equity Incentive Plan Compen- sation (5)		Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings (6)		All Other Compen- sation (7)		Total
James M. Cornelius(8) Chief Executive Officer	2007 2006	$ $	1,352,115 379,808	$1,062,500 —	$ $	1,597,415 —	$ $	3,739,890 610,169		$2,220,801 —	$ $	914,247 164,708	$ $	424,954 318,194	$ $	11,311,922 1,472,879
Andrew R. J. Bonfield(9) EVP & Chief Financial Officer	2007 2006	$ $	921,181 809,386	— —	$ $	1,330,827 936,138	$ $	1,560,897 674,051	$ $	829,064 740,540	$ $	205,618 168,112	$ $	111,148 111,543	$ $	4,958,734 3,439,770
Lamberto Andreotti(10) EVP & COO of Worldwide Pharmaceuticals	2007 2006	$ $	1,098,637 1,008,345	— —	$ $	1,734,272 1,273,917	$ $	3,382,423 686,843	$ $	1,866,344 1,104,887	$ $	550,550 303,124	$ $	111,922 269,251	$ $	8,744,149 4,646,366
Elliott Sigal, M.D., Ph.D. EVP CSO & President R&D	2007 2006	$ $	880,281 728,687	— —	$ $	1,254,490 1,078,998	$ $	3,638,037 585,989	$ $	1,430,387 734,616	$ $	1,077,995 549,440	$ $	112,772 68,372	$ $	8,393,962 3,746,102
Anthony C. Hooper President U.S. Pharmaceuticals	2007 2006	$ $	643,890 618,000	— —	$ $	882,683 569,675	$ $	997,454 377,150	$ $	681,660 465,045	$ $	502,710 349,402	$ $	49,371 44,812	$ $	3,757,768 2,424,084

(1)	Reflects actual salary earned. For 2006, Mr. Cornelius’ salary was paid from September 12, 2006, the date he assumed the position of Interim CEO, through year-end.

(2)	Represents a guaranteed bonus for the period September 30, 2006 to March 31, 2007 equal to 170% of Mr. Cornelius’ earned base salary during such period.

(3)	Represents expense recognized in the specified year under FAS 123R (without regard to estimated forfeitures) for restricted stock, restricted stock units and Long-Term Performance Awards (which are denominated in performance shares). Restricted stock granted prior to 2007 is valued based on the average of the high and low price on the grant date. Restricted stock units granted in 2007 are valued based on the closing price on the grant date. The company pays dividends on unvested restricted stock and restricted stock units. The value of the right to receive dividends is included in the valuation of the restricted stock and restricted stock units. Long-Term Performance Awards granted prior to 2007 are valued based on the average of the high and low price on the grant date and projected performance. The 2006 award is valued using a Monte Carlo model, which resulted in a fair value of 88% of the average of the high and low price on the grant date. The 2007 award is valued based on the closing price on the grant date and projected performance.

(4)	Represents expense recognized in the specified year under FAS 123R (without regard to estimated forfeitures) for stock options. Below are the assumptions used to value the awards included in the 2006 and 2007 expense which reflects the unamortized portion of the then outstanding stock option awards.

Expense Year	Grant Date	Expected Term (years)	Volatility	Risk- Free Rate	Dividend Yield	Black- Scholes Ratio	Award Recipient
2006	3/5/2002	7	31.3%	5.0%	3.0%	0.2961	Mr. Andreotti, Dr. Sigal, Mr. Hooper
2006	10/2/2002	7	31.3%	5.0%	3.0%	0.2961	Mr. Bonfield
2006, 2007	3/4/2003	7	29.6%	3.5%	4.0%	0.2227	Mr. Andreotti, Mr. Bonfield, Dr. Sigal, Mr. Hooper
2006, 2007	3/2/2004	7	30.0%	3.5%	4.4%	0.2117	Mr. Andreotti, Mr. Bonfield, Dr. Sigal, Mr. Hooper
2006, 2007	3/1/2005	7	29.1%	4.4%	4.6%	0.2160	Mr. Andreotti, Mr. Bonfield, Dr. Sigal, Mr. Hooper
2006, 2007	3/7/2006	6	30.0%	4.4%	4.7%	0.2010	Mr. Andreotti, Mr. Bonfield, Dr. Sigal, Mr. Hooper
2006, 2007	11/1/2006	6	28.1%	4.6%	4.7%	0.2501	Mr. Cornelius
2006, 2007	12/1/2006	6	28.1%	4.7%	4.7%	0.2815	Mr. Andreotti, Mr. Bonfield, Dr. Sigal, Mr. Hooper
2007	3/6/2007	6	29.0%	4.7%	4.5%	0.2614	Mr. Andreotti, Mr. Bonfield, Dr. Sigal, Mr. Hooper
2007	5/1/2007	6	27.1%	4.7%	4.4%	0.2461	Mr. Cornelius

(5)	Represents Performance Incentive Plan bonus earned. For 2007, the payment was made on March 14, 2008. For 2006, the payment was made on March 15, 2007.

(6)	Includes increase in estimated value of accrued benefits during the year. The company does not pay above-market interest rates on deferred compensation.

(7)	Includes value of perquisites and company contributions to the Qualified and BEP savings plans. Details of the components in this column are provided in a separate table.

(8)	Effective February 11, 2008, Mr. Cornelius’ new position is Chairman and Chief Executive Officer.

(9)	As previously disclosed on a Form 8-K filed on March 10, 2008, Jean-Marc Huet has been appointed Chief Financial Officer of the company, effective March 31, 2008.

(10)	Effective March 5, 2008, Mr. Andreotti’s new position is Executive Vice President and Chief Operating Officer. Mr. Andreotti assumed additional responsibility for ConvaTec and Mead Johnson Nutritionals.

All Other Compensation Detail

2007 Fiscal Year

Name	Year	Car(1)	Air Travel(2)	Financial Counseling (3)	Tax Preparation (3)	Total Perquisites and Other		Company Contributions to Savings Plans	Total All Other Compensation
James M. Cornelius	2007	$67,770	$84,636	$0	$0	$377,090	(4)	$47,864	$424,954
	2006	$9,452	$181,398	$0	$0	$318,194	(5)	$0	$318,194
Andrew R. J. Bonfield	2007	$13,802	$46,492	$0	$9,400	$69,694	(6)	$41,453	$111,148
	2006	$0	$62,733	$7,688	$4,700	$75,121		$36,422	$111,543
Lamberto Andreotti	2007	$14,105	$35,953	$8,696	$3,000	$62,483	(7)	$49,439	$111,922
	2006	$13,250	$77,286	$0	$8,155	$223,875	(8)	$45,376	$269,251
Elliott Sigal, M.D., Ph.D.	2007	$13,250	$48,574	$8,340	$2,995	$73,159	(6)	$39,613	$112,772
	2006	$11,076	$24,451	$0	$0	$35,581	(6)(7)	$32,791	$68,372
Anthony C. Hooper	2007	$8,514	$0	$8,075	$3,590	$20,396	(7)	$28,975	$49,371
	2006	$8,216	$0	$8,075	$500	$17,002	(7)	$27,810	$44,812

(1)	Reflects the value of a company car. For Mr. Cornelius, includes the cost of a company car and driver for personal travel. Pursuant to an independent third-party security study, Mr. Cornelius is required to use a company-provided car and driver in the interest of his safety and security.

(2)	Reflects the aggregate incremental cost to the company for personal air travel. The value of personal air travel includes the following: costs for fuel, maintenance labor and parts, engine reserve, APU overhaul, landing and parking fees, crew expenses, supplies, catering and costs incurred for deadhead flights. For Mr. Cornelius, this amount includes $152,772 and $84,636 for personal travel on company aircraft for 2006 and 2007 respectively, and $28,626 for personal travel on NetJets for 2006 only. Pursuant to an independent security study, Mr. Cornelius is required to use non-commercial aircraft for personal travel in the interest of his safety and security. On 7/31/2007, the company entered into an aircraft time sharing agreement with Mr. Cornelius whereby the company leases its aircraft with the flight crew to Mr. Cornelius for personal flights and remains in complete operational control of the aircraft. Under this arrangement, the company incurred no incremental cost. Where values are reported in this column, the Named Executive Officers were occasionally accompanied by a spouse or other guest on trips during 2007. To the extent that the executive, family members or guests use the company plane for personal air travel, the executive pays taxes on the imputed income as calculated using the Standard Industry Fare Level (SIFL) rate. The company does not reimburse the executives for the taxes paid, except for Mr. Cornelius, whose taxes were reimbursed during his tenure as Interim CEO.

(3)	Reflects bills paid for financial counseling and tax preparation services.

(4)	Includes costs related to eight months of housing totaling $205,181 that consists of rent ($204,000) and electrical charges ($1,181), as well as tax gross-ups of $19,503 related to personal air travel.

(5)	Includes costs related to three months of housing totaling $110,301 that consists of a processing fee ($550), common charges ($4,926), broker’s commission ($40,900), and rent ($63,925), as well as tax gross-ups of $17,043 related to personal air travel.

(6)	These executives used company tickets to attend sporting events or cultural events with a guest or family member. There was no incremental cost to the company for these tickets. The company discontinued all season subscriptions to sporting and cultural events in 2007.

(7)	Total includes the cost of physical exams reimbursed by the company and/or physical exams and laboratory tests performed by company medical staff. These benefits were available to all executives of the company. These benefits will be eliminated in 2008.

(8)	Includes relocation ($35,081) and closing costs ($90,103).

Grants of Plan-Based Awards

2007 Fiscal Year

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (shares)(3)			All Other Stock Awards: # of Shares of Stock or Units (4)	All Other Option Awards: # of Securities Underlying Options (5)	Exercise or Base Price of Option Awards ($/ Share) (6)	Grant Date Fair Value of Stock and Option Awards (7)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James M. Cornelius		$627,500	$1,568,750	$4,781,250
	03/06/07				25,500	56,666	124,665				$3,367,207
	05/01/07							60,000			$1,720,800
	05/01/07								475,000	$28.68	$3,352,266
Andrew R. J. Bonfield		$442,167	$1,105,417	$2,410,358
	03/06/07				6,600	14,666	32,265				$871,483
	03/06/07							19,800			$534,798
	03/06/07								234,720	$27.01	$1,657,056
Lamberto Andreotti		$527,346	$1,318,365	$2,874,690
	03/06/07				6,600	14,666	32,265				$871,483
	03/06/07							19,800			$534,798
	03/06/07								234,720	$27.01	$1,657,056
Elliott Sigal, M.D., Ph.D.		$422,535	$1,056,338	$2,295,000
	03/06/07				6,600	14,666	32,265				$871,483
	03/06/07							20,625			$557,081
	03/06/07								244,500	$27.01	$1,726,100
Anthony C. Hooper		$206,045	$515,112	$1,123,200
	03/06/07				3,411	7,580	16,676				$450,419
	03/06/07							26,151			$706,339
	03/06/07								104,616	$27.01	$738,559

(1)	Per the company’s Equity Grant Policy discussed in the Compensation Discussion and Analysis, the grant date for the annual award is the date the Compensation and Management Development Committee approved the award. Grant date for other awards is the first business day of the month following approval of the awards.

(2)	Target payouts under the Performance Incentive Plan are based on a targeted percentage of base salary earned during the year. The Committee reviews financial and individual objectives in determining the actual bonus as reported in the Summary Compensation Table. Approved maximum represents maximum in compliance with Section 162(m). Threshold represents the minimum level of performance for which payouts are authorized under our 2007 annual incentive program, and was the same for all employees participating in it. For Named Executive Officers, the Committee may use its negative discretion to award less than the threshold award even if financial targets are met.

(3)	Reflects the first tranche of the 2007-2009 Long-Term Performance Award Program. Performance targets under the 2007-2009 Long-Term Performance Award Program are set on an annual basis over a three-year period at the beginning of each performance year, and are based one-half on sales and one-half on earnings per share. At the end of each year, performance is assessed versus the target sales and earnings per share to determine how many shares are earned. An actual payout will be made at the end of the three-year period. For each yearly tranche, threshold performance on both measures will result in a payout of 45% of target; performance below threshold on either measure but not both measures may result in a payout below the threshold shown above; maximum performance will result in a payout of 220% of target; performance above the maximum level will result in the maximum payout.

(4)	Restricted stock unit awards become vested 33% per year in years 3, 4, and 5 except in the case of Mr. Cornelius’ award which will become fully vested upon his attainment of age 65, which is a standard provision applicable to all award recipients upon reaching age 65.

(5)	The annual stock option awards granted on 03/06/2007 and the stock option award granted to Mr. Cornelius on 05/01/2007 vest in equal installments over 4 years, subject to accelerated vesting in the event of termination of employment in certain circumstances. All of these awards are subject to a 15% price appreciation threshold and are not exercisable until the threshold is met and maintained for at least 7 consecutive trading days.

(6)	The exercise price equals the closing price of our common stock on the date of grant.

(7)	Fair value of awards under the Long-Term Performance Award Program is based on the maximum number of shares earnable and the grant-date closing price of $27.01 on 03/06/2007. Fair value of stock options is based on the number of underlying shares, the exercise price, and Black-Scholes ratios of 0.2614 for the 03/06/2007 grant and .2461 for the 05/01/2007 grant. Fair value of restricted stock units is based on the number of units and the grant-date closing price of $27.01 on 03/06/2007 and $28.68 on 05/01/2007. Specific valuation assumptions relating to stock options are provided in footnote 4 to the Summary Compensation Table.

Outstanding Equity Awards At Fiscal Year-End

2007 Fiscal Year

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(2)		Market Value of Shares or Units of Stock That Have Not Vested($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested($)(3)
Name	Exercisable	Unexercisable(1)
James M. Cornelius	360,000	0	(4)(13)	$24.76	10/30/2016	60,000	(9)	$1,591,200	86,472	(12)	$2,293,237
	0	475,000	(5)(13)	$28.68	4/30/2017
	360,000	475,000				60,000		$1,591,200	86,472		$2,293,237
Andrew R. J. Bonfield	200,000	0	(6)	$24.19	9/30/2012	11,667	(10)	$309,409	20,000	(11)	$530,400
	150,000	0	(6)	$23.14	3/4/2013	12,593	(10)	$333,966	22,380	(12)	$593,518
	84,999	28,334	(6)	$28.11	3/1/2014	18,889	(10)	$500,936
	56,666	56,667	(6)(13)	$25.45	2/28/2015	24,000	(10)	$636,480
	24,990	74,970	(6)(13)	$22.73	3/6/2016	19,800	(10)	$525,096
	0	300,000	(7)(13)	$24.74	11/30/2016
	0	234,720	(6)(13)	$27.01	3/5/2017
	516,655	694,691				86,949		$2,305,887	42,380		$1,123,918
Lamberto Andreotti	20,507	0	(6)	$49.91	3/31/2008	16,667	(10)	$442,009	24,000	(11)	$636,480
	37,859	0	(6)	$62.95	1/3/2009	12,000	(10)	$318,240	22,380	(12)	$593,518
	3,365	0	(8)	$61.09	1/2/2010	18,750	(10)	$497,250
	26,817	0	(6)	$42.64	3/6/2010	125,000	(10)	$3,315,000
	18,075	18,075	(6)(14)	$59.78	3/5/2011	27,600	(10)	$731,952
	40,000	0	(6)	$48.08	3/4/2012	19,800	(10)	$525,096
	135,000	0	(6)	$23.14	3/4/2013
	81,000	27,000	(6)	$28.11	3/1/2014
	56,250	56,250	(6)(13)	$25.45	2/28/2015
	28,750	86,250	(6)(13)	$22.73	3/6/2016
	0	300,000	(7)(13)	$24.74	11/30/2016
	0	234,720	(6)(13)	$27.01	3/5/2017
	447,623	722,295				219,817		$5,829,547	46,380		$1,229,998
Elliott Sigal, M.D., Ph.D.	20,507	0	(6)	$48.45	3/2/2008	8,334	(10)	$221,018	20,000	(11)	$530,400
	30,813	0	(6)	$62.95	1/3/2009	5,371	(10)	$142,439	22,380	(12)	$593,518
	3,365	0	(8)	$61.09	1/2/2010	17,250	(10)	$457,470
	33,521	0	(6)	$42.64	3/6/2010	50,000	(10)	$1,326,000
	18,075	18,075	(6)(14)	$59.78	3/5/2011	23,000	(10)	$609,960
	65,000	0	(6)	$48.08	3/4/2012	20,625	(10)	$546,975
	68,000	0	(6)	$23.14	3/4/2013
	36,249	12,084	(6)	$28.11	3/1/2014
	51,750	51,750	(6)(13)	$25.45	2/28/2015
	23,948	71,847	(6)(13)	$22.73	3/6/2016
	0	300,000	(7)(13)	$24.74	11/30/2016
	0	244,500	(6)(13)	$27.01	3/5/2017
	351,228	698,256				124,580		$3,303,862	42,380		$1,123,918
Anthony C. Hooper	25,660	0	(6)	$48.45	3/2/2008	8,334	(10)	$221,018	18,000	(11)	$477,360
	30,813	0	(6)	$62.95	1/3/2009	7,038	(10)	$186,648	11,567	(12)	$306,757
	2,524	0	(8)	$61.09	1/2/2010	9,306	(10)	$246,795
	33,127	0	(6)	$42.64	3/6/2010	25,000	(10)	$663,000
	18,075	18,075	(6)(14)	$59.78	3/5/2011	18,900	(10)	$501,228
	40,000	0	(6)	$48.08	3/4/2012	26,151	(10)	$693,525
	68,000	0	(6)	$23.14	3/4/2013
	47,499	15,834	(6)	$28.11	3/1/2014
	27,916	27,917	(6)(13)	$25.45	2/28/2015
	19,687	59,063	(6)(13)	$22.73	3/6/2016
	0	200,000	(7)(13)	$24.74	11/30/2016
	0	104,616	(6)(13)	$27.01	3/5/2017
	313,301	425,505				94,729		$2,512,213	29,567		$784,117

(1)	For annual stock option grants in 1998 to 2001, a portion of each grant was subject to an exercise threshold. Beginning with the 2005 grants, 100% of the annual grant is subject to an exercise threshold. To the extent that the threshold has not yet been met, the options appear in this column even if vested with a footnote describing the threshold. Stock option awards granted prior to 2006 become exercisable in the 9th year of the award even if the threshold is not met.

(2)	Represents unvested restricted stock/restricted stock units as of 12/31/2007.

(3)	Values based on closing stock price on 12/31/2007 of $26.52.

(4)	This stock option award granted on 11/01/2006 vested 50% on 03/31/2007. The remaining 50% vested in equal monthly installments over the period of 04/01/2007 through 09/30/2007.

(5)	Stock option award granted to Mr. Cornelius upon assuming the role of Chief Executive Officer. The award will vest fully at the end of one year following the grant date given that Mr. Cornelius is over age 60.

(6)	These stock option awards granted on 03/03/1998, 04/01/1998, 01/04/1999, 01/03/2000, 03/07/2000, 03/06/2001, 03/05/2002, 10/01/2002, 03/04/2003, 03/02/2004, 03/01/2005, 03/07/2006 and 03/06/2007 vest in equal annual installments of 25% over 4 years following the date of grant.

(7)	Stock options granted on 12/01/2006 vest in three equal installments at the end of years 3, 4 and 5 following the date of grant.

(8)	This award was granted in lieu of a portion of the annual incentive for 2000. The award vested 100% after one year from date of grant.

(9)	Restricted stock unit award granted to Mr. Cornelius upon assuming the role of Chief Executive Officer. The award will become fully vested upon his attainment of age 65.

(10)	Restricted stock/restricted stock units granted on 09/10/2003, 03/02/2004, 03/01/2005, 09/20/2005, 03/07/2006 and 03/06/2007 vest in three equal installments at the end of years 3, 4 and 5 following the grant date.

(11)	Reflects the 2006-2008 plan at target performance. The 2006-2008 plan is currently tracking above threshold but below target.

(12)	Reflects the 1st tranche of the 2007-2009 plan at actual performance.

(13)	100% of award is subject to a 15% price appreciation threshold. Options are not exercisable until the threshold is met and maintained for at least 7 consecutive trading days.

(14)	50% of award is subject to a 30% price appreciation threshold. Options are not exercisable until the threshold is met and maintained for at least 15 consecutive trading days.

Option Exercises and Stock Vesting

2007 Fiscal Year

	Options			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
James M. Cornelius	0	$0		0	$0	(3)
				0	$0	(4)
Andrew R. J. Bonfield	0	$0		51,297	$1,460,702	(3)
				0	$0	(4)
Lamberto Andreotti	30,000	$39,300	(1)	26,001	$729,317	(3)
				0	$0	(4)
Elliott Sigal, M.D., Ph.D.	0	$0		30,841	$854,831	(3)
				0	$0	(4)
Anthony C. Hooper	30,000	$36,600	(2)	18,518	$534,480	(3)
				0	$0	(4)

(1)	Option granted on 06/04/2002 with an exercise price of $28.90. The option was exercised on 05/08/2007 at a price of $30.21. Options would have expired on 06/03/2007.

(2)	Option granted on 06/04/2002 with an exercise price of $28.90. The option was exercised on 05/30/2007 at a price of $30.12. Options would have expired on 06/03/2007.

(3)	Reflects restricted shares that vested during 2007. Value realized is based on closing price on vesting date.

(4)	Reflects 2005-2007 Long-Term Performance Award which vested as of 12/31/2007, but resulted in no payout.

Retirement Plan

The Retirement Income Plan is a defined benefit pension plan that provides income for employees after retirement. The Retirement Income Plan is a tax-qualified plan, as defined under Section 401(a) of the Internal Revenue Code. The benefit is calculated based on the employee’s final average compensation and years of service. All U.S. employees who are not participants in a pension plan through a collective bargaining agreement are eligible for the Retirement Income Plan if they work at least 1,000 hours per year. Employees who participate in the Performance Incentive Plan or whose pay or benefits exceed the IRS qualified plan limits are eligible for the Benefit Equalization Plan—Retirement Plan. The key plan provisions of the Retirement Income Plan and the Benefit Equalization Plan—Retirement Plan are as follows:

•	The retirement benefit equals:

•	2% x Final Average Compensation x Years of Service, up to 40, minus

•	1/70th of the Primary Social Security Benefit x Years of Service, up to 40.

•

Final Average Compensation equals the average of the five consecutive years out of the last ten in which the employee’s compensation was the highest. Compensation equals the base salary rate, plus bonuses paid during the year. Compensation is subject to the limits defined under Section 401(a)(17) of the Internal Revenue Code.

•	Normal retirement age is 65. Employees are eligible for early retirement at age 55 with 10 or more years of service.

•	Employees eligible for early retirement may receive their pension without any reduction at age 60. The pension is reduced by 4% for each year that the retirement age precedes age 60.

•	Employees are 100% vested after attaining five years of service.

•	The pension is payable as a monthly life annuity, with or without survivor benefits, or a lump sum.

The Benefit Equalization Plan—Retirement Plan is a non-qualified deferred compensation plan that provides income for employees after retirement in excess of the benefits payable under the qualified Retirement Income Plan. The benefit is calculated using the same formula as the Retirement Income Plan, but without the limits on compensation and benefits imposed under Section 401(a)(17) and Section 415(b) of the Internal Revenue Code. Employees who participate in the Performance Incentive Plan or whose pay or benefits exceed the IRS qualified plan limits are eligible for the Benefit Equalization Plan—Retirement Plan. The provisions are the same as those above for the Retirement Income Plan, except for the following:

•	Compensation is not subject to the limits under Section 401(a)(17) of the Internal Revenue Code.

•	Compensation includes the higher of bonus earned or paid during the year.

•	The pension is paid as a cash lump sum or, if an election is made at least 12 months prior to retirement, the lump sum may be credited to the Benefit Equalization Plan—Savings Plan.

Present Value of Accumulated Pension Benefits

2007 Fiscal Year

Name	Plan Name	# of Years of Credited Service	Present Value of Accumulated Benefits(1)
James M. Cornelius	Retirement Income Plan	1.72	72,758
	Benefits Equalization Plan	1.72	1,006,197
Andrew R. J. Bonfield	Retirement Income Plan	5.59	101,068
	Benefits Equalization Plan	5.59	705,142
Lamberto Andreotti(2)(3)	Retirement Income Plan	2.25	89,254
	Benefits Equalization Plan	2.25	816,379
Elliott Sigal, M.D., Ph.D.(3)	Retirement Income Plan	10.39	373,374
	Benefits Equalization Plan	10.39	2,376,663
Anthony C. Hooper	Retirement Income Plan	12.00	356,402
	Benefits Equalization Plan	12.00	1,486,659

(1)	The present value of accumulated benefit was calculated based on the following assumptions which were used in the December 31, 2007 disclosure for the Retirement Income Plan and the Benefits Equalization Plan:

•	65% lump sum utilization for the Retirement Income Plan and 100% lump sum utilization for the Benefits Equalization Plan

•	6.75% discount rate for annuities and 5.75% discount rate for lump sums

•	the RP 2000 mortality table projected to 2015 for annuities

•	the 2008 lump sum mortality table under IRC Section 417(e)(3) (combined annuitant and nonannuitant RP 2000 mortality table with projections blended 50% male/50% female) for lump sums.

These assumptions are the same as those disclosed in conformity with Generally Accepted Accounting Principles. Except for Mr. Cornelius, payments are assumed to begin at age 60, the earliest age that employees are eligible for an unreduced pension. Mr. Cornelius is assumed to begin his pension at age 65, the earliest age that he would be eligible for an unreduced pension. The actual benefit received will vary based on a number of factors including final pay, years of service and interest rates at the time of retirement. No pension payments were made to any Named Executive Officer under these plans in 2007.

(2)	Does not include the value of participation in Italian government pension system. This government-mandated pension system compelled company contributions to the Italian government while Mr. Andreotti was in Italy and it is legally obliged to provide a pension benefit to Mr. Andreotti.

(3)	Mr. Andreotti and Dr. Sigal have met the requirements for early retirement.

Non-Qualified Deferred Compensation Plan

The Benefit Equalization Plan—Savings Plan is a non-qualified deferred compensation plan that allows employees to defer a portion of their base salary and to receive company matching contributions in excess of contributions allowed under the Savings and Investment Program. The Savings and Investment Program is a tax-qualified plan, as defined under Section 401(a) and Section 401(k) of the Internal Revenue Code. Employees who participate in the Performance Incentive Plan or whose pay or benefits exceed the IRS qualified plan limits are eligible for the Benefit Equalization Plan—Savings Plan. The key provisions of the BEP-Savings Plan are as follows:

•

Contributions to the BEP-Savings Plan begin once the employee’s total base salary paid for the year exceeds the limit under Section 401(a)(17) of the Internal Revenue Code, or total contributions to the Savings and Investment Program exceed the limits under Section 415(c) of the Internal Revenue Code.

•	Employees may defer up to 20% of their base salary.

•	The company matching contribution equals 75% of the employee’s contribution, up to 6% of base salary.

•	The plan is not funded. Benefits are paid from general assets of the company.

•	Employees may allocate their contributions among 12 different investment options.

•

The employee’s full balance under the BEP-Savings Plan is paid following termination of employment, or, if an election is made at least 12 months prior to termination, the payments may be deferred until a later date, no sooner than five years following the termination date.

Non-Qualified Deferred Compensation

2007 Fiscal Year

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
James M. Cornelius(1)	$135,254	$47,864	$12,034	$0	$195,152
Andrew R. J. Bonfield(1)	$41,771	$31,328	$25,322	$0	$370,650
(2)	$0	$0	$19,550	$0	$328,616
Lamberto Andreotti(1)	$52,418	$39,314	$6,545	$0	$195,056
Elliott Sigal M.D., Ph.D.(1)	$78,634	$29,488	$17,861	$0	$564,816
(2)	$0	$0	$67,410	$0	$1,382,547
Anthony C. Hooper(1)	$62,834	$18,850	$42,569	$0	$619,044

(1)	Reflects non-qualified savings and investment program. Executive contributions are included in the Salary column and registrant contributions are included in the All Other Compensation column of the Summary Compensation Table.

(2)	Reflects earnings and aggregate balance related to prior voluntary deferral of Performance Incentive Plan bonus.

(3)	The company does not pay above-market interest rates on non-qualified deferred compensation.

(4)	Portions of the amounts shown in this column have been included in 2007 compensation reflected in the Salary and All Other Compensation columns of the Summary Compensation Table, as follows:

	2007
Name	Salary	All Other Compensation	Total
James M. Cornelius	$135,254	$47,864	$183,118
Andrew R. J. Bonfield	$41,771	$31,328	$73,099
Lamberto Andreotti	$52,418	$39,314	$91,732
Elliott Sigal M.D., Ph.D.	$78,634	$29,488	$108,121
Anthony C. Hooper	$62,834	$18,850	$81,684

Portions of the aggregate balances in this column reflect amounts from 2006, which were reported in last year’s Proxy Statement, and amounts from earlier years, which were reported in accordance with the then applicable proxy disclosure rules.

Post-Termination Benefits

The following illustrates the potential payments and benefits under the company’s plans and programs to the Named Executive Officers upon a termination of employment assuming an effective date of December 31, 2007. To the extent payments and benefits are generally available to salaried employees on a non-discriminatory basis, they are excluded from the table.

Termination of Employment Obligations (Excluding Vested Benefits)

2007 Fiscal Year

Name	Cash Severance (1)	Non-Equity Annual Incentive (2)	In the Money Value of Options (3)	Restricted Stock(4)	Long-Term Performance Plan(5)	Retirement (6)	Savings Plan Balances (7)	Health and Perquisites (8)	Retiree Medical (9)	Total	Gross-Up on Excise Taxes(10)
Involuntary Termination Not for Cause
James M. Cornelius(11)	$2,800,000	$2,220,801	$0	$0	$0	$0	$0	$24,298	$0	$5,045,099
Andrew R. J. Bonfield	$1,861,332	$829,064	$878,770	$518,996	$0	$0	$0	$22,276	$0	$4,110,438
Lamberto Andreotti	$7,301,251	$1,866,344	$921,075	$1,410,864	$0	$0	$0	$23,048	$0	$11,522,582
Elliott Sigal, M.D., Ph.D.(11)	$1,780,750	$1,430,387	$0	$0	$0	$0	$0	$22,102	$0	$3,233,239
Anthony C. Hooper	$1,301,040	$681,660	$609,720	$491,681	$0	$0	$0	$21,069	$0	$3,105,170

Qualifying Termination Within 3 Years Following a Change in Control
James M. Cornelius	$4,666,667	$2,220,801	$0	$1,591,200	$2,293,246	$3,286,597	$40,578	$67,686	$22,402	$14,189,176	$3,174,529
Andrew R. J. Bonfield	$6,121,921	$829,064	$878,770	$2,305,887	$947,126	$3,503,264	$0	$62,054	$63,321	$14,711,407	$5,340,583
Lamberto Andreotti	$7,301,251	$1,866,344	$921,075	$5,829,547	$1,017,846	$2,261,224	$0	$64,205	$0	$19,261,492	$5,605,660
Elliott Sigal, M.D., Ph.D.(12)	$5,856,887	$1,430,387	$0	$2,574,349	$44,907	$3,199,847	$0	$61,571	$0	$13,167,948	$5,200,235
Anthony C. Hooper	$3,501,099	$681,660	$609,720	$2,512,213	$624,999	$2,756,607	$0	$58,692	$60,067	$10,805,058	$3,831,037

(1)	Involuntary termination represents severance equal to 2 times base salary except for Mr. Andreotti who has a separate severance arrangement of 2.99 times base salary and target bonus. Change in control represents 2.99 times base salary plus target bonus except for Mr. Cornelius for whom the time between termination date and retirement date as defined in the change-in-control agreement in effect as of 12/31/2007 is less than 2.99 years; hence, the payment multiple is equal to the number of years, including fractions, from his date of termination until his retirement date. With Mr. Cornelius’ election as Chairman and CEO of the company on February 11, 2008, Mr. Cornelius’ retirement date is now indefinite. Thus, he will no longer have a truncated cash severance benefit under a change in control (i.e., his severance will equal 2.99 times base salary plus target bonus or $10,465,000 based on his base salary and target bonus as of 12/31/2007).

(2)	Reflects actual Performance Incentive Plan bonus earned for 2007.

(3)	Intrinsic value as of 12/31/2007 with the closing stock price of $26.52 on 12/31/2007. For involuntary termination, represents unvested awards held at least one year. For change in control, represents all unvested awards.

(4)	As of 12/31/2007 with the closing stock price of $26.52 on 12/31/2007. For involuntary termination, represents pro-rata portion. For change in control, represents all unvested shares.

(5)	As of 12/31/2007 with the closing stock price of $26.52 on 12/31/2007. For change in control, represents pro-rata portion at target for the 2006-2008 award and an actual payout for the first tranche of the 2007-2009 award.

(6)	Change-in-control values include special early retirement subsidy and additional years of credited service.

(7)	Reflects vesting of unvested portion upon change in control as of 12/31/2007.

(8)	For involuntary termination, reflects health care continuation through the severance period. For change in control, represents continuation of health benefits for 3 years. Perquisites were discontinued on 12/31/2007.

(9)	Value reflects cost to the company for providing retiree medical benefits.

(10)	Reflects the gross-up under the change-in-control agreements. The excise tax amount on the excess parachute payment (i.e., the amount subject to the excise tax) is grossed up to account for the effect of federal and state income taxes, and the excise tax. Includes Federal income tax of 35%, excise tax of 20% and relevant state taxes. Does not reflect employment taxes or amounts attributable to the loss of itemized deductions.

(11)	Dr. Sigal is retirement-eligible under our stock plans and therefore is entitled to a pro-rata portion of restricted stock held for one year from the grant date, accelerated vesting of options held for one year from the grant date, and a pro-rata LTP payment based on months worked at the actual payout level for awards held for one year from the grant date. Mr. Cornelius reached the age of 60 and therefore is entitled to accelerated vesting of options held for one year from the grant date.

(12)	Dr. Sigal is retirement-eligible under our stock plans and therefore change-in-control value reflects:

•	Options—The value of the 2007 stock option award which will not have been held for one year from the grant date.

•	Restricted Stock—The difference between a pro-rata portion of restricted stock held for one year from the grant date and all unvested restricted stock including shares held less than one year.

•	Long-Term Performance Award—The difference between an actual and a target payout on a pro-rata basis for the 2006-2008 Long-Term Award.

Following is a description of payments and benefits available under different termination scenarios:

Voluntary Termination

The company does not offer any payments or benefits to salaried employees, including the Named Executive Officers, upon a voluntary termination other than those that are vested at the time of termination.

Retirement and Death

The following benefits are generally available to all salaried employees including the Named Executive Officers:

Annual Incentive—Employees are eligible for a pro rata award based on the number of months worked in the performance period. In the case of a retirement on or after September 15th of the plan year, employees are eligible for the full award.

Stock Options—Employees are eligible for accelerated vesting of stock options held at least one year from the grant date and have the full term to exercise. Applicable exercise thresholds, as described in the CD&A and Outstanding Equity Awards Table, remain in effect.

Restricted Stock Units—Employees are eligible for a pro rata portion of restricted stock unit awards held at least one year from the grant date.

Long-Term Performance Awards—Employees are eligible for a pro rata portion of long-term performance awards held at least one year from the grant date.

Defined Benefit Pension Plans—Employees are eligible for benefits accrued under the Retirement Income Plan and the Benefit Equalization Plan—Retirement Plan.

Savings Plans—Employees are eligible for benefits accumulated under the Savings and Investment Program and the Benefit Equalization Plan—Savings Plan.

Post-Retirement Medical and Life Insurance—Employees with ten years of service are eligible for post-retirement medical and life insurance benefits.

Involuntary Termination Not for Cause

The following benefits are generally available to all salaried employees including the Named Executive Officers:

Annual Incentive—Employees are eligible for a pro rata award based on the number of months worked in the performance period if the termination occurs on or after the last business day in September of the plan year. If an employee is eligible to retire, the employee is eligible for a pro rata award based on the number of months worked in the performance period. In the case of a retirement on or after September 15th of the plan year, employees are eligible for the full award.

Stock Options—Upon signing a general release, an employee is eligible for accelerated vesting of stock options held at least one year from the grant date and has three months to exercise. If an employee is eligible to retire or the employee’s age plus years of service equals or exceeds 70 and the employee has at least 10 years of service, the employee will have the full term to exercise. Applicable exercise thresholds, as described in the CD&A and Outstanding Equity Awards Table, remain in effect.

Restricted Stock Units—Upon signing a general release, employees are eligible for a pro rata portion of restricted stock unit awards held at least one year from the grant date.

Long-Term Performance Awards—Awards are forfeited; however, if the employee is eligible to retire or the employee’s age plus years of service equals or exceeds 70 and the employee has at least 10 years of service, the employee will be eligible for a pro rata portion of any awards held at least one year from the grant date upon signing a general release.

Defined Benefit Pension Plans—Employees are eligible for benefits accrued under the Retirement Income Plan and the Benefit Equalization Plan—Retirement Plan. If the employee’s age plus years of service equals or exceeds 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the retirement benefits are payable immediately following termination of employment with the enhanced adjustment factors that are applicable to employees eligible for early retirement.

Savings Plans—Employees are eligible for benefits accumulated under the Savings and Investment Program and the Benefit Equalization Plan—Savings Plan.

Post-Retirement Medical Insurance—If the employee’s age plus years of service equals or exceeds 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the employee is eligible for continued medical coverage without company subsidy until age 55, and is eligible for the post-retirement medical benefits starting at age 55.

Cash Severance—As disclosed in the CD&A, approximately 15 senior executives, including the Named Executive Officers, are eligible to receive severance payments and benefits if their employment is terminated for any of the following reasons:

•	Involuntary termination not for “cause”;

•	The executive’s monthly base salary is reduced;

•	The executive’s grade level is reduced; or

•

The location of the executive’s job or office is changed, so that it will be based at a location which is more than 50 miles further (determined in accordance with the company’s relocation policy) from their primary residence than their work location immediately prior to the proposed change in their job or office.

A terminated executive who signs a general release will be eligible for the following:

•

Severance payments in the amount of two times base salary for all Named Executive Officers, except for Mr. Andreotti who is eligible for 2.99 times base salary and target bonus under a previously disclosed arrangement. The benefit for Mr. Andreotti is based on the benefit that he was entitled to receive as an employee in Italy prior to becoming a local U.S. employee;

•	Continuation of medical, dental and life insurance benefits; and

•	Outplacement services.

Change in Control

As disclosed in the CD&A, we have entered into change-in-control agreements with certain senior executives, including the Named Executive Officers. The current agreements will expire on December 31, 2008, and may be extended with revisions, as appropriate, beginning on January 1, 2009 in one-year increments unless either the company or the executive gives prior notice of termination of the agreement or a change in control shall have occurred prior to January 1 of such year.

To trigger benefits, there must be both a change in control of the company and either (i) a subsequent involuntary termination without cause by the company or (ii) a good reason termination by the employee. Good reason includes a reduction in job responsibilities or changes in pay and benefits as well as relocation beyond 50 miles. The executive has 120 days to assert a claim for payments under this provision. This protection extends for three years following a change in control.

“Change in Control” means the occurrence of any one of the following events after the Effective Date:

(i)	Any Person (as defined in Section 13(d)(3) of the Securities and Exchange Act) shall have become the direct or indirect beneficial owner of thirty percent (30%) or more of the then outstanding common shares of the company;

(ii)	The consummation of a merger or consolidation of the company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent at least fifty one percent (51%) of the combined voting power of the voting securities of the company or the surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the company in which no Person acquires more than fifty percent (50%) of the combined voting power of the company’s then outstanding securities;

(iii)	The date the stockholders of the company approve a plan of complete liquidation of the company or an agreement for the sale or disposition by the company of all or substantially all the company’s assets; or

(iv)	The date there shall have been a change in the composition of the Board of Directors of the company within a two-year period such that a majority of the Board does not consist of directors who were serving at the beginning of such period together with directors whose initial nomination for election by the company’s stockholders or, if earlier, initial appointment to the Board, was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two-year period together with the directors who were previously so approved.

A terminated Named Executive Officer who signs an agreement not to compete with the company for a period of one year, shall receive the following benefits:

•	A cash payment equal to 2.99 years of base salary plus target bonus.

•	Payout of outstanding awards under the Long-Term Performance Award Program on a pro rata basis at target including any award held less than one year.

•	Payout of annual bonus on a pro rata basis at target.

•	Vesting of unvested stock options, including options held less than one year. Waiver of exercise thresholds placed on awards, where applicable.

•	Vesting of restricted stock units, including units held less than one year.

•	Three additional years of service and age for pension purposes.

•	Application of the early retirement subsidy under the Retirement Income Plan for executives who are terminated prior to age 55 as if the executive were 55 with at least ten years of service.

•	Eligibility for retiree medical benefits based on three additional years of service and age.

•	Continuation of medical, dental and life insurance benefits for three years post-termination.

•	Vesting of unvested match in the company’s Savings Plan.

•

Gross-up of excise tax on payments deemed to be excess parachute payments that exceed 10% of the total payment which could be made without triggering the golden parachute excise taxes under Sections 280G and 4999 of the Internal Revenue Code.

•	Payment of any legal fees incurred to enforce the agreement.

As disclosed in the CD&A, in connection with his appointment as CEO, Mr. Cornelius received change-in-control benefits substantially similar to the change-in-control benefits provided to other senior executives as described above.

VOTING SECURITIES AND PRINCIPAL HOLDERS

At the close of business on March 10, 2008, there were 1,979, 261, 289 shares of $0.10 par value common stock and 5,635 shares of $2.00 convertible preferred stock outstanding and entitled to vote.

Common Stock Ownership by Directors and Executive Officers

The following table sets forth, as of February 15, 2008, beneficial ownership of shares of our common stock by each director, each of the named executive officers and all directors and executive officers as a group. Shares are beneficially owned when an individual has voting and/or investment power over the shares or could obtain voting and/or investment power over the shares within 60 days. Voting power includes the power to direct the voting of the shares and investment power includes the power to direct the disposition of the shares. Unless otherwise noted, shares listed below are owned directly or indirectly with sole voting and investment power.

None of our directors and executive officers, individually or as a group, beneficially owns greater than 1% of our outstanding shares of common or preferred stock.

Name	Total Shares Owned(1)	Common Shares Underlying Options or Restricted Stock Units(2)	Common Shares Underlying Deferred Share Units (3)
L. Andreotti	822,550	596,778	—
A. R. J. Bonfield	819,603	656,992	12,385
L. B. Campbell	63,429	19,689	41,630
J. M. Cornelius	386,337	361,875	4,462
L. J. Freeh	11,723	625	11,098
L. H. Glimcher, M.D.	58,397	23,896	34,501
M. Grobstein	5,644	—	5,644
A. C. Hooper	500,024	388,935	—
L. Johansson	43,671	19,689	21,982
A. J. Lacy	9,648	—	4,648
J. D. Robinson III	100,473	23,896	37,931
V. L. Sato, Ph.D.	9,010	—	9,010
E. Sigal, M.D., Ph.D.	664,724	474,261	19,319
T. D. West, Jr.	4,648	—	4,648
R. S. Williams, M.D.	11,117	—	10,617

All Directors and Executive Officers as a Group	4,677,461	3,527,111	217,875

(1)	Consists of direct and indirect ownership of shares, including vested and unvested restricted stock, shares credited to the accounts of the executive officers under the Bristol-Myers Squibb Company Savings and Investment Program, stock options that are currently exercisable or exercisable within 60 days, restricted stock units that vest within 60 days and deferred share units.
(2)	Consists of shares underlying stock options that are currently exercisable, stock options that will be exercisable within 60 days and restricted stock units that will vest within 60 days.
(3)	Consists of deferred share units that are valued according to the market value and shareholder return on equivalent shares of common stock. Deferred share units have no voting rights.

Principal Holders of Voting Securities

The following table sets forth information regarding beneficial owners of more than 5 percent of the outstanding shares of our common stock. There are no beneficial owners of more than 5 percent of the outstanding shares of our preferred stock.

Name	Number of Shares Beneficially Owned		Percent of Class
Capital World Investors 333 South Hope Street Los Angeles, California 90071	113,188,500	(1)	5.7	%(1)

(1)	This information is based on the Schedule 13G dated February 11, 2008 filed by Capital World Investors with the Securities and Exchange Commission reporting beneficial ownership as of December 31, 2007. The reporting person has sole voting power with respect to 5,283,000 shares, shared voting power with respect to no shares and sole investment power with respect to all 113,188,500 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, our directors, executive officers and the beneficial holders of more than 10% of our common stock are required to file reports of ownership and changes in ownership with the U.S. Securities and Exchange Commission. To the best of our knowledge, during 2007 all applicable Section 16(a) filing requirements were met, except that a Form 4 inadvertently was filed late reporting James M. Cornelius’ May 1, 2007 grants of 475,000 options and 60,000 restricted stock units in connection with his election to serve as our Chief Executive Officer. Such grants were previously disclosed on a Form 8-K filed on April 27, 2007.

ITEM 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors, upon the recommendation of its Audit Committee, has ratified the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year 2008. As a matter of good corporate governance, we are asking stockholders to ratify such appointment. In the event our stockholders fail to ratify the appointment, it will be considered as a direction to our Board of Directors and the Audit Committee to appoint another independent registered public accounting firm. It is understood that even if the appointment is ratified, the Audit Committee at its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of our company and our stockholders.

Representatives from Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make any statements as they may desire.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as Bristol-Myers Squibb’s independent registered public accounting firm for 2008.

Audit and Non-Audit Fees

The following table presents aggregate fees for professional audit services rendered by Deloitte & Touche LLP (D&T) for the years ended December 31, 2007 and 2006 for the audits of our annual financial statements and internal control over financial reporting, and fees billed for other services rendered by D&T during those periods.

	2006	2007
	(in millions)
Audit	$18.42	$18.48
Audit Related	.80	9.32
Tax	6.84	6.10
All Other	.15	.06

Total	$26.21	$33.96

Audit fees for 2006 and 2007 were for professional services rendered for the audits of our consolidated financial statements, including accounting consultation, and of our internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act (Section 404), statutory and subsidiary audits, timely reviews of quarterly financial statements, consents, issuance of comfort letters, and assistance with review of documents filed with the SEC.

Audit Related fees for 2006 and 2007 were primarily for assurance services, employee benefit plan audits, due diligence related to acquisitions and divestitures, divestiture audits and services that are not required by statute or regulation.

Tax fees for 2006 and 2007 were for services related to tax compliance, including the preparation of tax returns and claims for refund, tax planning (excluding planning related to transactions or proposals for which the sole purpose may be tax avoidance or for which tax treatment may not be supported by the Internal Revenue Code) and tax advice, including assistance with and representation in tax audits and appeals, advice related to divestitures and acquisitions, preparation of individual income tax returns (excluding executive officers) and consultations relating to our expatriate program and international compensation matters, and requests for rulings or technical advice from tax authorities.

All Other fees for 2006 and 2007 related to license fees for accounting and reporting research library services, risk management compliance services, and training programs.

Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules. Our independent registered public accounting firm is prohibited from performing any management consulting projects. Our independent registered public accounting firm is also prohibited from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported by the Internal Revenue Code. Prior to the engagement of our independent registered public accounting firm for the next year’s audit, management submits an aggregate of services expected to be rendered during that year for each of the four categories of services described above to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted by category of service and the Audit Committee receives periodic reports from management and our independent registered public accounting firm on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting.

Audit Committee Report

As the Audit Committee of the Board of Directors, we are composed of independent directors as required by and in compliance with the listing standards of the New York Stock Exchange. We operate pursuant to a written charter adopted by the Board of Directors that is published on the company’s website.

Management has primary responsibility for the company’s financial reporting process, principles and internal controls as well as preparation of its consolidated financial statements. The independent registered public accounting firm is responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) to obtain reasonable assurance that Bristol-Myers Squibb’s consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of such financial statements with accounting principles generally accepted in the United States. We are responsible for overseeing and monitoring D&T’s accounting and auditing process on behalf of the Board of Directors.

As part of the oversight of our financial statements, we review and discuss with both management and D&T all annual and quarterly financial statements prior to their issuance. Management advised us that each set of financial statements reviewed was prepared in accordance with accounting principles generally accepted in the United States. We have reviewed with management significant accounting and disclosure issues and reviewed with D&T matters required to be discussed pursuant to Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as adopted by the PCAOB.

In addition, we have received the written disclosures and the letter from D&T required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T as currently in effect, and have discussed with D&T their independence from Bristol-Myers Squibb and its management. We have also determined that D&T’s provision of non-audit services in 2007 was compatible with, and did not impair, its independence.

We have discussed with our internal auditors and D&T the overall scope and plans for their respective audits. We have met with the internal auditors and D&T, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls, and the overall quality of our financial reporting.

Based on the reviews and discussions described above, we recommended to the Board of Directors, and the Board has approved that, the audited consolidated financial statements for the year ended December 31, 2007 be included in Bristol-Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

In addition, we have confirmed there have been no new circumstances or developments since our respective appointments to the Committee that would impair any of our member’s ability to act independently.

The Audit Committee

Michael Grobstein, Chair

Lewis B. Campbell

Louis J. Freeh

Laurie H. Glimcher, M.D.

Leif Johansson

Alan J. Lacy

STOCKHOLDER PROPOSALS

We expect the following stockholder proposal (Item 3 on the proxy card) to be presented at the 2008 Annual Meeting. The Board of Directors has recommended a vote against this proposal for the policy reasons as set forth following the proposal. The stock holdings of the proponent will be provided upon request to the Secretary of Bristol-Myers Squibb.

ITEM 3—STOCKHOLDER PROPOSAL ON EXECUTIVE COMPENSATION DISCLOSURE

The proponent of this resolution is Evelyn Y. Davis of 2600 Virginia Avenue NW, Suite 215, Washington, DC 20037.

RESOLVED: “That the shareholders recommend that the Board take the necessary steps that Bristol-Myers Squibb specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $500,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.”

REASONS: “In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized.” “At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation.” “Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.” “Last year the owners of 120,857,362 shares, representing approximately 8.6% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this proposal.”

Board of Directors’ Position

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board of Directors believes that this proposal is unnecessary. The Securities and Exchange Commission (SEC) recently revised and expanded executive compensation disclosure requirements, adopting a principles based approach. In compliance with the SEC requirements, the Compensation Disclosure and Analysis section beginning on page 20, of this Proxy Statement, details the company’s philosophy and objectives in determining executive compensation and the various compensation methods and analyses used to accomplish those objectives. This Proxy Statement also discloses in great detail the compensation of the company’s most highly compensated employees as required by the SEC rules. The Summary Compensation Table on page 39, for example, sets forth their salary, bonus, stock and option awards, non-equity incentive plan compensation, change in pension value and all other compensation. Therefore, the Board believes that the executive compensation disclosures provided in this Proxy Statement provide stockholders with detailed information to effectively evaluate executive compensation at our company.

The Board believes that providing the additional information requested by the Proponent would place our company at a competitive disadvantage in that it would require us to disclose detailed compensation information about a larger group of employees that is not otherwise available. The Board believes that requiring our company to make disclosures other companies are not required to make could be detrimental to the company by deterring talented individuals from joining our company.

Furthermore, the Board believes that the proposal would impose unwarranted costs and administrative burdens on the company with little or no associated benefit to stockholders and, therefore, is not in the best interest of the company or its stockholders.

Accordingly, the Board of Directors unanimously recommends a vote “AGAINST” this proposal.

ADVANCE NOTICE PROCEDURES

Under our Bylaws, no business, including the nomination of directors, may be brought before an annual meeting except as set forth in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to our company containing certain information set forth in our Bylaws, not fewer than 120 days before the date our proxy statement is released to stockholders in connection with the prior year’s annual meeting. For our 2009 Annual Meeting, we must receive this notice no later than November 26, 2008. These requirements are separate and distinct from and in addition to the SEC requirements that a stockholder must meet to have a stockholder proposal included in our proxy statement.

A copy of the Bylaw provisions discussed above may be obtained by writing to us at our principal executive offices, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Secretary.

2009 STOCKHOLDER PROPOSALS

Stockholder proposals relating to our 2009 Annual Meeting of Stockholders must be received by us at our principal executive offices, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Secretary, no later than November 26, 2008. Stockholders are encouraged to contact the Office of the Corporate Secretary prior to submitting a stockholder proposal or any time they have a concern. At the direction of the Board of Directors, the Office of Corporate Secretary acts as corporate governance liaison to stockholders.

ANNEX A

Categorical Standards of Independence

The Board has adopted the following categorical standards for determining which relationships will be considered immaterial:

a)	an immediate family member of the director is or has been employed by the Company, provided that such family member is not, and has not been for at least a period of three years, an executive officer of the Company;

b)	more than three years has elapsed since: i) the director was employed by the Company; ii) an immediate family member of the director was employed by the Company as an executive officer; or iii) an executive officer of the Company was on the board of directors of a company that employed either the director or an immediate family member of the director as an executive officer;

c)	the director, or an immediate family member of the director, received $60,000 or less in any year in direct compensation from the Company (other than director’s fees or compensation that was deferred for prior service with the Company);

d)	more than three years has elapsed since i) the director has been a partner with or employed by the Company’s independent auditor or ii) an immediate family member personally worked on the Company’s audit as a partner or employee of the Company’s independent auditor;

e)	the director has an immediate family member who is employed by the independent auditor but who is not currently a partner of the independent auditor, or employed by the auditor in its audit, assurance, or tax compliance (but not tax planning) practices;

f)	the director of the Company, or an immediate family member of a director, is a director, an executive officer or an employee of another company that makes payment to, or receives payment from, the Company for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues;

g)	the director of the Company and/or an immediate family member of the director directly or indirectly owns, in the aggregate, 10% equity interest or less in another company that makes payment to, or receives payment from, the Company for property or services; and

h)	the director of the Company is a director or an executive officer of a charitable organization or non-profit organization, and the Company’s, or the Bristol-Myers Squibb Foundation’s discretionary charitable contributions to the organization, in aggregate, in any single fiscal year within the preceding three years, do not exceed the greater of $1 million or 2% of that organization’s consolidated gross revenues.

A-1

ANNEX B

Responsibilities of Lead Independent Director

1.	Presides at all meetings of the independent directors and any Board meeting when the Chairman/CEO is not present, including executive sessions of the independent directors;

2.	Provides feedback from executive sessions of the independent directors to the Chairman/CEO and other senior management.

3.	Approves and advises the Chairman/CEO as to the quality, quantity and timeliness of information sent to the Board and approves meeting agenda items;

4.	Approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;

5.	Has the authority to call meetings of the independent directors;

6.	Serves as the principal liaison and facilitator between the independent directors and the Chairman/CEO;

7.	Serves a key role in the Board evaluation processes and in evaluation of the Chairman/CEO;

8.	Recommends to the Board and the Board committees the retention of advisers and consultants who report directly to the Board;

9.	Responds directly to stockholder and other stakeholder questions and comments that are directed to the Lead Independent Director or to the independent directors as a group, when appropriate;

10.	If requested by major shareholders, ensures that he is available, when appropriate, for consultation and direct communication; and

11.	Performs such other duties as the Board may from time to time delegate.

B-1

DIRECTIONS TO THE DEVENS COMMON CENTER

By Car:

From Boston:

Take I-90 West

Take Exit 15 I-95/Route 128, Waltham

Take Exit 29B Route 2 West Acton/Fitchburg

Take Exit 37B Jackson Road, Devens

Follow Jackson Road approximately 2 miles

Devens Common Center and SpringHill Suites by Marriott will be on your right

From New York:

Take I-95 North

Take Exit 48, I- 91N, Hartford

Take Exit 29, CT-15N/I-84E, Hartford/Boston

Merge onto I-90E, Maine/Boston

Take Exit 10, I-290E, Worcester

Take Exit 10, I-190, Holden/Fitchburg

Merge onto Route 2 East via Exit 8B towards Boston

Take Exit 37B Jackson Road, Devens

Follow Jackson Road approximately 2 miles

Devens Common Center and SpringHill Suites by Marriott will be on your right

For additional directions, please contact the hotel directly by calling (978) 772-3030 or by accessing the hotel’s website at www.springhillsuites.com/bossd.

By Train:

Amtrak train service is available into Boston, Massachusetts. The Devens Common Center is located approximately one hour west of Boston. Please see the directions from Boston above.

Parking:

Ample free parking for stockholders attending the 2008 Annual Meeting is available.

YOUR        VOTE        IS        IMPORTANT

PLEASE        VOTE        YOUR        PROXY

P.O. BOX 4000 PRINCETON, NJ 08540

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, Monday, May 5, 2008. Have your proxy card in hand when you access the website and follow the instructions to vote your shares.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Bristol-Myers Squibb Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, Monday, May 5, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Bristol-Myers Squibb Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BMSQB1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BRISTOL-MYERS SQUIBB COMPANY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR UNDER ITEM 1.

1.	Election of Directors			For	Against	Abstain					For	Against	Abstain

Nominees:

	1A)	L. B. Campbell		☐	☐	☐		1F)	L. Johansson		☐	☐	☐

	1B)	J. M. Cornelius		☐	☐	☐		1G)	A. J. Lacy		☐	☐	☐

	1C)	L. J. Freeh		☐	☐	☐		1H)	V. L. Sato, Ph.D.		☐	☐	☐

	1D)	L. H. Glimcher, M.D.		☐	☐	☐		1I)	T. D. West, Jr.		☐	☐	☐

	1E)	M. Grobstein		☐	☐	☐		1J)	R. S. Williams, M.D.		☐	☐	☐

							THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 2.				For	Against	Abstain

							2.	Ratification of Independent Registered Public Accounting Firm			☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.						☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM 3.				For	Against	Abstain

Please indicate if you plan to attend this meeting.				☐	☐		3.	Executive Compensation Disclosure			☐	☐	☐

				Yes	No

Note: Please sign as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)			Date

ADMISSION TICKET

2008 Annual Meeting of Stockholders

Tuesday, May 6, 2008

10:00 A.M.

Devens Common Center

31 Andrews Parkway

Devens, Massachusetts

PHOTO IDENTIFICATION WILL BE REQUIRED

This is your admission ticket to the meeting.

This ticket admits only the stockholder(s) listed on the reverse side of this card and is not transferable.

The Devens Common Center is located at 31 Andrews Parkway, Devens, Massachusetts.

Directions to the hotel can be obtained by calling the hotel at (978) 772-3030 or via the Internet by accessing the hotel’s website at http://www.SpringHillSuites.com/BOSSD

Free parking for stockholders attending the 2008 Annual Meeting is available at the Devens Common Center located at 31 Andrews Parkway.

Important Notice Regarding Internet Availability of Proxy Materials for the 2008 Annual Meeting:

The Notice of 2008 Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS, MAY 6, 2008

The undersigned hereby appoints Joseph C. Caldarella, James M. Cornelius, and Sandra Leung, and each of them proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the Annual Meeting of Stockholders of the company to be held at the Devens Common Center, 31 Andrews Parkway, Devens, Massachusetts, on May 6, 2008 at 10:00 A.M., and at any adjournments thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

This proxy also provides voting instructions for shares held by the Trustee of the Bristol-Myers Squibb Company Savings and Investment Program, the Bristol-Myers Squibb Company Employee Incentive Thrift Plan, and the Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program and directs such Trustee to vote at the Annual Meeting all of the shares of common stock of Bristol-Myers Squibb Company which are allocated to the undersigned’s employee plan account in the manner directed on the reverse side of this card. If no direction is given or if direction is received after May 1, 2008, the Trustee will vote the shares in the same proportion as the shares as to which it has received instructions.

When properly executed, your proxy will be voted as you indicate, or where no contrary indication is made, will be voted FOR Items 1 and 2 and AGAINST Item 3 . The full text of the items and the position of the Board of Directors on each appears in the Proxy Statement and should be reviewed prior to voting.

Address Changes/Comments: _________________________________________________________

___________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)